Exhibit 2.1

EXHIBIT 2.1

GALAXY APA

ASSET PURCHASE AGREEMENT

by and among

GAINLINE GALAXY HOLDINGS LLC,

SEQUENTIAL BRANDS GROUP, INC.

and

THE OTHER SELLERS PARTY HERETO

Dated as of August 31, 2021

TABLE OF CONTENTS
		Page

Article I PURCHASE AND SALE OF THE BUSINESS		1

Section 1.1	Purchase and Sale of Interests and Assets	1
Section 1.2	Excluded Assets	3
Section 1.3	Assumption of Liabilities	5
Section 1.4	Excluded Liabilities	5
Section 1.5	Assumption and Assignment of Contracts	7
Section 1.6	Non-Assignment of Assets	10
Section 1.7	Wrong Pocket	10
Section 1.8	Further Conveyances and Assurances	11
Section 1.9	Buyer Designees	11
Section 1.10	Swisstech	11

Article II Consideration; Closing		12

Section 2.1	Consideration	12
Section 2.2	Purchase Price Adjustment	13
Section 2.3	Closing	15
Section 2.4	Closing Deliveries by Buyer	15
Section 2.5	Closing Deliveries by Sellers	16
Section 2.6	Withholding	17

Article III REPRESENTATIONS AND WARRANTIES OF SELLERS		17

Section 3.1	Organization; Good Standing; Qualification and Power	17
Section 3.2	Authorization	17
Section 3.3	Non-contravention	18
Section 3.4	Consents and Approvals	18
Section 3.5	RESERVED	18
Section 3.6	Litigation	18
Section 3.7	Real Property	18
Section 3.8	Material Contracts	19
Section 3.9	Compliance with Laws; Permits	20
Section 3.10	Brokers and Finders	22
Section 3.11	Material Customers and Suppliers	22
Section 3.12	Title to and Sufficiency of Transferred Assets	22
Section 3.13	Intellectual Property	22
Section 3.14	Taxes	24
Section 3.15	Absence of Certain Developments	25
Section 3.16	Data Privacy and Security	25
Section 3.17	No Other Representations or Warranties	27

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		26

Section 4.1	Organization, Good Standing	26
Section 4.2	Authorization	26

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EXHIBITS & SCHEDULES

EXHIBITS

Exhibit A	-	Defined Terms
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Form of IP Assignment and Assumption Agreement
Exhibit D	-	Form of Bid Procedures Order
Exhibit E	-	Form of Subscription Agreement
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of Escrow Agreement
Exhibit H	-	Form of Sale Order
Exhibit I	-	Sample Calculation

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2021, is made by and between Gainline Galaxy Holdings LLC, a Delaware limited liability company (“Buyer”), Sequential Brands Group, Inc., a Delaware corporation (“Sequential”) and each Subsidiary of Sequential listed on the signature pages to this Agreement (collectively with Sequential, “Sellers”). Buyer and Sellers are collectively referred to as the “Parties” and individually as a “Party”. Exhibit A contains definitions of certain capitalized terms used in this Agreement.

RECITALS

WHEREAS, Sellers are currently engaged in the ownership and monetization of independent brand management platforms of the following brands that primarily provide athleticwear, footwear and yoga equipment, including licensing such brands: (a) GAIAM, (b) SPRI, (c) And1, (d) AVIA, and (e) Swisstech (the “Business”);

WHEREAS, Sellers intend to commence voluntary proceedings (the “Bankruptcy Proceeding”) under Chapter 11 of the Bankruptcy Code by filing petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and to seek approval of the Bankruptcy Court to consummate this Agreement;

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Transferred Assets, and Buyer is willing to assume the Assumed Liabilities (but not the Excluded Liabilities), the Closing Assumed Contracts and the Additional Assumed Contracts, in each case, upon the terms and subject to the conditions set forth herein for total consideration as set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and a condition and material inducement to the willingness of Sellers to enter into this Agreement, Buyer has delivered to Sellers the fully executed Commitment Letters.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

PURCHASE AND SALE OF THE BUSINESS

Section 1.1      Purchase and Sale of Interests and Assets. On the terms and subject to the conditions set forth herein (including, without limitation, entry of each of the Bid Procedures Order and the Sale Order), subject to Section 1.6, at the Closing, Sellers shall Transfer to Buyer and/or one or more Buyer Designees, and Buyer and/or such Buyer Designees shall purchase and acquire from the Sellers, the entirety of the Sellers’ right, title and interest in, to and under all of the following enumerated assets (excluding in each case any assets that would be Excluded Assets), as they exist at the time of the Closing, in each case free and clear of all Liens (other than Permitted Post-Closing Encumbrances) (collectively, the “Transferred Assets”):

(a)            subject to Section 6.13(b), the Delinquent Accounts Receivable and all associated collection rights;

(b)            all Transferred Intellectual Property;

(c)            the furniture, furnishings, equipment, machinery, tools, fixtures, samples and other personal property of Sellers that are Related to the Business and located as of the date hereof at Sequential’s office at 1407 Broadway, New York, New York, other than the items listed on Schedule 1.1(c);

(d)            except as set forth in Section 1.2(a)(iii), each Seller Contract listed on Schedule 1.1(d), other than the Rejected Identified Contracts (such Contracts collectively, the “Closing Assumed Contracts”), together with all documents relating to products, services, licenses, and purchase orders related thereto;

(e)            pursuant to Section 1.5(e), each Additional Assumed Contract;

(f)            all Actions owned by or available to any Seller, including any Avoidance Action, (i) solely to the extent Related to the Business or related to the Transferred Assets, the Assumed Liabilities or the acquisition, ownership, management, operation, use, function or value of the Business or any Transferred Asset or (ii) against any counterparty to a Closing Assumed Contract or Additional Assumed Contract, or any Affiliate of such counterparty (such Actions, the “Assigned Actions”);

(g)            all transferable Permits, and all pending applications therefor, Related to the Business (the “Transferred Permits”);

(h)            all credits, prepaid expenses, prepayments, deferred charges, advance payments, refunds, deposits (including customer deposits and security deposits), prepaid items and duties, customer rebates, credits or other refunds, and all other forms of deposit or security placed by Sellers for the performance of a Closing Assumed Contracts or an Additional Assumed Contracts, in each case, to the extent Related to the Business or related to a Transferred Asset, but excluding any prepayments or deposits of any Asset Taxes prior to the Closing for which Sellers shall receive credit to the extent provided in Section 6.4(b);

(i)            to the extent transferrable, all of Sellers’ rights under confidentiality, non-disclosure, invention, Intellectual Property assignment, non-competition, non-solicitation of customers and employees, and non-disparagement agreements, solely to the extent related to the Transferred Assets;

(j)            subject to Section 6.1(c), solely to the extent Related to the Business, Sellers’ books and records that are not protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure, including, as applicable, such corporate records, executed copies of the Closing Assumed Contracts and Additional Assumed Contracts, financial and accounting records, and such other business records relating to the foregoing; provided that Sellers shall be entitled to retain a copy of such documents for recordkeeping purposes;

(k)            all customer, supplier, licensor and licensee lists Related to the Business and all telephone and telephone facsimile numbers and other directory listings of the Business;

(l)            all goodwill, customer and referral relationships, other intangible property and all privileges, and benefits of Sellers, in each case Related to the Business or the Transferred Assets or Assumed Liabilities;

(m)            the equity interests of Gaiam PTY owned by Gaiam Americas, Inc.;

(n)            all other assets of Sellers to the extent Related to the Business; and

(o)            all of the assets set forth on Schedule 1.1.

Section 1.2      Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that nothing in this Agreement shall be construed to obligate any Seller to Transfer to Buyer (or obligate Buyer to acquire from any Seller) any of the assets, properties or rights of any Seller other than the Transferred Assets, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the assets of Sellers listed in this Section 1.2, all of which shall be retained by the Sellers (the “Excluded Assets”). Each Seller shall retain all of its right, title and interest in and to the Excluded Assets, and neither Buyer nor the Buyer Designees shall acquire or have any rights or Liabilities with respect to the right, title and interest of each Seller in and to the following:

(a)            any claim, right, award, recovery, indemnity, warranty, refund, reimbursement, audit right, duty, obligation, liability or other intangible right in favor of or owed to any Seller (i) to the extent primarily related to an Excluded Asset or to any other business of the Sellers, (ii) to the extent exclusively related to any of the Excluded Liabilities, or (iii) for indemnification under a Seller Contract that accrues prior to the Closing and without limiting Buyer’s rights for indemnification under any such Seller Contract with respect to Assumed Liabilities;

(b)            all accounts receivable arising before the Closing other than Delinquent Accounts Receivable;

(c)            any shares or other equity interests in any Person or any securities of any Person other than as set forth in Section 1.1(m);

(d)            the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Sellers or any Affiliate of Sellers;

(e)            all personnel records (including all human resources and other records) of Sellers or any of their respective Affiliates relating to employees of Sellers or any of their respective Affiliates;

(f)            all Cash held by or in the name of Sellers or any of their respective Affiliates;

(g)            all consideration received by Sellers and their respective Affiliates pursuant to, and all rights of Sellers and their respective Affiliates under, this Agreement or any Transaction Document, subject to the terms hereof and thereof;

(h)            all of the following documents prepared or received by Sellers, their respective Affiliates or any of their respective Representatives, in each case, with respect to the Transferred Assets: (i) lists of prospective buyers; (ii) offers, bids or proposals submitted by any prospective buyer; (iii) analyses by Sellers of any offers, bids or proposals submitted by any prospective buyer; (iv) correspondence between or among Sellers, its Representatives and any prospective buyer other than Buyer; and (v) correspondence between Sellers, their respective Affiliates or any of their respective Representatives with respect to any offers, bids or prospective buyers, the Transactions or otherwise contemplated by the Bid Procedures;

(i)            all Seller Contracts that are not Closing Assumed Contracts or Additional Assumed Contracts, including the Contracts set forth on the Rejected Contracts Schedule (the “Excluded Contracts”);

(j)            all Intracompany Receivables;

(k)            any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid Procedures Order;

(l)            any Benefit Plan and any trusts, funding vehicles, insurance policies, administrative services agreements, files and records, and other assets, related thereto;

(m)            all real property leases;

(n)            any refunds of Taxes that are either described in Section 1.4(h) or that Sellers bear under Section 6.4;

(o)            all insurance policies;

(p)            all bank accounts;

(q)            the furniture, furnishings, equipment, machinery, tools, fixtures, samples and other personal property of Sellers listed on Schedule 1.1(c);

(r)            all assets primarily related to any of Sellers’ past or present brands other than those included in the definition of the Business, including Jessica Simpson, Joe’s Jeans, William Rast, Ellen Tracy, and Caribbean Joe; and

(s)            all of the assets set forth on Schedule 1.2(s).

Section 1.3      Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer and/or each relevant Buyer Designee will assume, without duplication, and will in a timely manner pay, perform and discharge when due and be responsible for, in accordance with their respective terms, the following Liabilities of Sellers other than Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)            all Liabilities to the extent exclusively relating to, arising from or with respect to the ownership or use of the Transferred Assets, or exclusively relating in any manner to the assumption, ownership, conduct or operation of, the Business, in each case, to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing and, with respect to the ownership of the Transferred Assets, only to the extent the Transferred Assets cannot as a matter of Law be sold free and clear of Liabilities under Section 363 of the Bankruptcy Code or other applicable Law;

(b)            the accounts payable set forth on Schedule 1.3(b) and any additional accounts payable arising in the Ordinary Course between the date hereof and the Closing (collectively, the “Assumed Accounts Payable”);

(c)            all Liabilities for any Tax that Buyer expressly bears under Section 6.4;

(d)            all Liabilities under the Closing Assumed Contracts and the Additional Assumed Contracts in each case, to the extent arising out of any event, fact, act, omission or condition occurring after the Closing;

(e)            all Liabilities related to the Assigned Actions to the extent arising out of any event, fact, act, omission or condition occurring after the Closing;

(f)            all Liabilities under any Transferred Permit to the extent arising solely out of any event, fact, act, omission or condition occurring after the Closing; and

(g)            all Liabilities set forth on Schedule 1.3(g).

Section 1.4      Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents, the Parties expressly acknowledge and agree that Buyer will not, nor will any Buyer Designee, assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any and all Liabilities that are not specifically Assumed Liabilities (all such Liabilities that are not specifically Assumed Liabilities, the “Excluded Liabilities”) including, for the avoidance of doubt, any and all of the following:

(a)            any Liability under the Prepetition Credit Agreements and any other Indebtedness of the Sellers;

(b)            any Liability to the extent arising out of any Excluded Asset, including the Excluded Contracts;

(c)            all Actions (excluding, for the avoidance of doubt, any Assigned Actions) to the extent against or giving rise to Liabilities of the Business or the Transferred Assets based on acts or omissions prior to the Closing Date even if instituted after the Closing Date;

(d)            all Liabilities to any current or former holder or owner of capital stock or other equity interests of the Sellers or any security convertible into, exchangeable or exercisable for shares of capital stock or other equity interests of the Sellers or any current or former holder of Indebtedness of Sellers;

(e)            all drafts or checks outstanding at the Closing under which the Sellers are obligated;

(f)            indemnification or advancement of expenses for any current or former officer or director of any Seller or any of the Subsidiaries of Sellers;

(g)            all accounts payable other than the Assumed Accounts Payable;

(h)            any and all Taxes allocated to, of or imposed on Sellers, including without limitation, (i) all Asset Taxes for any period or portion thereof ending on or prior to the applicable Closing Date, (ii) Taxes imposed on or with respect to the Business or the Transferred Assets that are attributable to any period or portion thereof ending on or prior to the applicable Closing Date or that arise as a consequence of the Closing or the other Transactions, excluding any Transfer Taxes covered by Section 6.4(a), and (iii) Taxes payable to the extent arising out of or related to the Excluded Assets or with respect to the business or activities of any Seller or any of its Affiliates (including divested or discontinued business of any Seller or its Affiliates);

(i)            all Liabilities relating to (i) the collection, storage, transmission, use or disposal of any Personal Information of any third party, in each case on or before the Closing Date, and (ii) the transfer of any such Personal Information to Buyer to the extent permitted under this Agreement;

(j)            all Intracompany Payables;

(k)            any and all Excluded Employee Liabilities;

(l)            any payment obligation or liability, contingent or otherwise, for brokerage or finders’ fees or similar payment in connection with this Agreement;

(m)            all Liabilities that existed, arose or were incurred (i) prior to the Petition Date unless expressly assumed in Section 1.3 or (ii) subsequent to the Petition Date and prior to the Closing Date, unless expressly assumed herein, including in each case of (i) and (ii) Liabilities that are dischargeable in the Bankruptcy Proceedings;

(n)            all Liabilities relating to, arising from or with respect to any worker’s compensation claims and any other occurrence-based claim to the extent arising out of any event, fact, act, omission or condition occurring prior to the Closing Date, irrespective of when such Liabilities arise;

(o)            all Liabilities of Sellers under or arising out of the Transaction Documents and all Liabilities for which Sellers or any of their respective Affiliates are expressly made responsible pursuant to this Agreement or any other Transaction Document;

(p)            all Cure Costs;

(q)            all Liabilities for all costs and expenses incurred or owed in connection with (i) the administration of the Bankruptcy Proceedings, or (ii) the negotiation, execution and consummation of the Transactions or any other Transaction Document;

(r)            all Liabilities relating to, arising from or with respect to, the conduct of the Business or to the Transferred Assets (and the use thereof) arising or accruing at any time at or prior to the Closing; and

(s)            any other Liability of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, other than an Assumed Liability.

Section 1.5      Assumption and Assignment of Contracts.

(a)            Sellers shall assign to Buyer or any Buyer Designee, and Buyer or any such Buyer Designee shall assume, the Closing Assumed Contracts at the Closing pursuant to the Sale Order. Buyer shall provide adequate assurance of any future performance in connection with the assignment and assumption of the Closing Assumed Contracts at Closing or the effective date of such assignment and assumption of an Additional Assumed Contract; provided, that all Cure Costs shall be the obligation, liability and responsibility of the Sellers.

(b)            The Sale Order shall provide for the assumption by the applicable Seller party thereto, and the assignment to the extent legally capable of being assigned by such Seller to Buyer or any Buyer Designee, of each Closing Assumed Contract, and each Additional Assumed Contract, as applicable, pursuant to Section 365 of the Bankruptcy Code, the Bid Procedures Order, and the Sale Order.

(c)            Sellers shall file with the Bankruptcy Court a notice (a “Notice of Potential Assignment”) in the form and manner approved pursuant to the Bid Procedures Order that Sellers may wish to assume and assign certain Seller Contracts in connection with the Transactions (each, an “Identified Contract”). At any time prior to the date that is five (5) days prior to the date of the Bankruptcy Court hearing to consider approval of this Agreement (the “Sale Hearing”), Buyer may, subject to the terms of the Bid Procedures Order, by written notice to the Sellers, designate, in writing, any Identified Contract for rejection by the Sellers effective on or as soon as reasonably practicable after the Closing (such Identified Contracts, the “Rejected Identified Contracts”). The Rejected Identified Contracts as of the date hereof are set forth on Schedule 1.5(c), which schedule shall be (and shall be deemed) modified or supplemented to reflect additions or removals, as applicable, of Identified Contracts that are designated for rejection as set forth in this Section 1.5 (the “Rejected Contracts Schedule”). At the Closing, Sellers shall assume and assign to Buyer or any Buyer Designee the Closing Assumed Contracts and any Additional Assumed Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code, the Bid Procedures Order, and the Sale Order, subject to provision by Buyer of adequate assurance of future performance as may be required under Section 365 of the Bankruptcy Code.

(d)            At any time prior to the date that is five (5) days prior to the date of the Sale Hearing (the “Designation Deadline”), Buyer may, subject to the terms of the Bid Procedures Order, by written notice to the Sellers, (i) designate additional Identified Contracts or any other executory contracts that Buyer wishes the Sellers to assume and assign to Buyer or any Buyer Designee in connection with the Transactions as “Additional Assumed Contracts” by providing written notice to Sellers in the form of an updated Additional Assumed Contracts Schedule; and (ii) designate additional Identified Contracts or any other executory Contracts that Buyer wishes for Sellers to reject in connection with the Transactions as “Additional Rejected Contracts” by providing written notice to Sellers in the form of an updated Rejected Contracts Schedule. Notwithstanding anything to the contrary contained in this Agreement, if as of the Closing Date, any Closing Assumed Contract or Additional Assumed Contract is the subject of an objection as to the amount of the Cure Costs required for the Sellers to assume and assign such contract to the Buyer or any Buyer Designee, or other objection as to the assumption and assignability of such contract, and such objection has not been resolved to the satisfaction of Buyer prior to the Closing Date, Buyer shall have the right to remove such contract from the Closing Assumed Contracts and Additional Assumed Contracts lists before the Closing Date such that such contract shall not be considered assumed and assigned to Buyer as of the Closing Date hereunder. Additional procedures for the assumption and assignment of any additional Closing Assumed Contracts and Additional Assumed Contracts, if any, shall be as set forth in the Sale Order.

(e)            [Reserved].

(f)            As part of the motion with respect to the Bid Procedures Order (or as necessary in one or more separate motions), Sellers shall request that, by virtue of any Seller providing prior notice pursuant to the Bid Procedures Order of its intent to assume and assign any Closing Assumed Contract or Additional Assumed Contract, the Bankruptcy Court deem any non-debtor party to such Closing Assumed Contract or Additional Assumed Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any Necessary Consent to the assumption of the Closing Assumed Contract or Additional Assumed Contract by the relevant Seller and assignment to Buyer or any Buyer Designee.

(g)            At Buyer’s request, Sellers shall reasonably cooperate with Buyer as reasonably requested by Buyer to allow Buyer to enter into an amendment of any Closing Assumed Contract or Additional Assumed Contract upon assignment of such Closing Assumed Contract or Additional Assumed Contract to Buyer or any Buyer Designee (and Sellers shall reasonably cooperate with Buyer to the extent reasonably requested by Buyer in negotiations with the counterparties thereof); provided that (i) in no event shall any such amendments be effective prior to the Closing and (ii) Sellers shall not be required to enter into any such amendment if such amendment would result in the incurrence of any additional Liability or any other adverse effect that would not have existed but for such amendment by Sellers that is not otherwise paid by Buyer at the time of the assumption by Sellers of such Closing Assumed Contract or Additional Assumed Contract.

(h)            [Reserved]

(i)            Subject to Section 1.5(j) and the Bid Procedures Order, to the extent that there is (i) an objection to the assumption and assignment of any Closing Assumed Contract outstanding at the Closing Date, (ii) an objection to the assumption and assignment of any Additional Assumed Contract or (iii) any Necessary Consent that is required to assume and assign to Buyer or any Buyer Designee any Closing Assumed Contract or Additional Assumed Contract is not obtained by the Closing Date, each Seller shall, with respect to each such Seller Contract, from and after the Closing and until the earliest to occur of (A) the date on which such objection is resolved or such applicable Necessary Consent is obtained, and (B) the date on which such Seller Contract is deemed rejected under Section 365 of the Bankruptcy Code, use commercially reasonable efforts during the term of such Seller Contract (and to the extent the term of such Seller Contract ends prior to the earlier of clauses (A) or (B) above) to (1) provide to Buyer the benefits under such Seller Contract (it being understood that Buyer shall be solely responsible for the obligations under such Seller Contract during such period), (2) cooperate in any reasonable and lawful arrangement, including holding such Seller Contract in trust for Buyer pending resolution of such objection or receipt of the Necessary Consent, designed to provide such benefits to Buyer, and (3) enforce for the account of Buyer any rights of such Seller under such Seller Contract, including the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the written direction of Buyer; provided, however, that notwithstanding the foregoing, Sellers shall not be obligated to take any action that breaches, violates or results in default under the terms of any Seller Contract. Buyer shall reasonably cooperate with Sellers in order to enable Sellers to provide to Buyer the benefits contemplated by this Section 1.5(i).

(j)            Notwithstanding the foregoing, a Seller Contract shall not be a Closing Assumed Contract or Additional Assumed Contract hereunder and shall not be assigned to Buyer to the extent that such Seller Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code or (ii) the subject of an objection to assumption or assignment or requires, under applicable non-bankruptcy Law, Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Buyer or any Buyer Designee of such Seller Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such Necessary Consent has not been obtained prior to the 60th day following the Closing (as such 60-day period may be extended by mutual agreement of Buyer and Sellers); provided that any Closing Assumed Contract or Additional Assumed Contract that is the subject of an objection with respect solely to the amount of the Cure Cost may be assumed and assigned prior to the resolution of such objection pursuant to the Bid Procedures Order (provided Sellers have escrowed the disputed Cure Cost pending resolution of such objection that is acceptable to Buyer).

(k)            If prior to or following Closing, it is discovered that a Contract that is Related to the Business should have been listed on Schedule 1.5(c) as an Identified Contract but was not so listed and has not been rejected by Sellers (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify Buyer in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Buyer shall thereafter deliver written notice to Sellers, no later than five Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 1.5(k) as “Rejected,” or with respect to which Buyer fails to deliver a Previously Omitted Contract Designation, shall be deemed an Excluded Contract and added to the Rejected Contracts Schedule.

(l)            If Buyer designates a Previously Omitted Contract as “Assumed” in accordance with Section 1.5(k), (i) such Previously Omitted Contract shall be added to the Additional Assumed Contracts Schedule and deemed to be an “Additional Assumed Contract” for all purposes hereunder, and (ii) Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 1.5(l). The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with notice pursuant to the terms of the Bid Procedures Order. If the counterparties, Sellers and Buyer are unable to reach a consensual resolution with respect to the objection, Sellers shall seek a hearing before the Bankruptcy Court (which may be sought on an expedited basis) to determine the Cure Costs and approve the assumption. If no objection is served on Sellers and Buyer, such Previously Omitted Contract may be deemed a Closing Assumed Contract. For the avoidance of doubt, Sellers shall be responsible for all Cure Costs relating to such “Assumed” Previously Omitted Contracts and for any Liabilities relating to such “Assumed” Previously Omitted Contracts arising prior to the assignment to Buyer.

Section 1.6      Non-Assignment of Assets. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Transferred Asset (including any Closing Assumed Contract or Additional Assumed Contract) if (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would be reasonably likely to subject Buyer, its Affiliates or any of its or their respective Representatives to civil or criminal Liability or (C) an attempted assignment or transfer thereof, without the approval, authorization, consent or waiver of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Buyer or any Buyer Designee (including relative to the rights of the assigning party prior to such assignment) or (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer. In the event such assignment or transfer is subject to such Necessary Consent being obtained, Sellers and Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Transferred Asset (including any Closing Assumed Contract or Additional Assumed Contract) or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Buyer, as Buyer may reasonably request and at Buyer’s sole cost and expense; provided, however, that none of Sellers, Buyer or Buyer Designees will be obligated to pay any consideration therefor to any third party from whom approval, authorization, consent or waiver is requested. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would give rise to any of the circumstances described in clauses (i) or (ii) of the first sentence of this Section 1.6, be ineffective or adversely affect the rights of Buyer to such Transferred Asset following the Closing, (x) Sellers and Buyer will, and will cause their respective Subsidiaries to, at Buyer’s sole cost and expense, (1) use commercially reasonable efforts (including cooperating with one another to obtain such Necessary Consents, to the extent feasible) as may be necessary so that Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, (2) complete any such assignments or transfers as soon as reasonably practicable and (3) upon receipt of any applicable Necessary Consents, transfer or assign the applicable Transferred Asset to Buyer for no additional consideration, and (y) Sellers will, and will cause their respective Subsidiaries to, cooperate with Buyer in good faith without further consideration in any arrangement reasonably mutually acceptable to Sellers and Buyer intended to provide Buyer with the benefit of any such Transferred Assets at Buyer’s sole cost and expense.

Section 1.7      Wrong Pocket. Subject to Section 1.6, if at any time after the Closing (i) Buyer or a Buyer Designee holds, directly or indirectly, any Excluded Assets or Excluded Liabilities or (ii) any Seller holds, directly or indirectly, any Transferred Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly Transfer (or cause to be Transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party. If at any time after the Closing, any Seller or any of its Subsidiaries receives any payments in respect of the Transferred Assets, such Seller shall, or shall cause such Subsidiary to, promptly remit such payments to Buyer (or any Buyer Designee). Subject in all cases to Section 6.13, if at any time after the Closing, Buyer receives any payments in respect of the Excluded Assets, Buyer shall promptly remit such payments to the applicable Seller or its Subsidiary.

Section 1.8      Further Conveyances and Assurances. From time to time following the Closing, Sellers and Buyer will, and will cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure to Buyer, its designees, successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to each Seller and its Subsidiaries and their respective successors and assigns, the assumption of the Liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the Transactions.

Section 1.9      Buyer Designees. Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 1.9, one or more Affiliates of Buyer to (i) purchase specified Transferred Assets and/or (ii) assume specified Assumed Liabilities, in each case, as of the Closing Date (any Person that shall be properly designated by Buyer in accordance with this clause, a “Buyer Designee”); it being understood and agreed, however, that any such right of Buyer to designate a Buyer Designee is conditioned upon such Buyer Designee being able to perform the applicable covenants under this Agreement and, as applicable, any other Transaction Document to which Buyer is party and demonstrate satisfaction of the requirements of Section 365 of the Bankruptcy Code (to the extent applicable). As soon as reasonably practicable and in no event later than one (1) Business Days prior to the Closing, Buyer shall make any such designations of Buyer Designees by way of a written notice to be delivered to the Sellers. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Buyer Designees appointed in accordance with this Section 1.9 shall be included in the definition of “Buyer” mutatis mutandis for all purposes under this Agreement. Notwithstanding anything in this Agreement, no designation of a Buyer Designee pursuant to this Section 1.9 shall relieve Buyer of any obligation under this Agreement or the Transaction Documents, and in the event of such designation, both Buyer and such Buyer Designee shall be jointly and severally liable for each obligation of Buyer under this Agreement and the Transaction Documents.

Section 1.10      Swisstech. Notwithstanding anything herein to the contrary, in the event the Action set forth on Schedule 1.10 has not been settled in a manner acceptable to Buyer, Buyer shall have the option, in its sole discretion, by providing written notice to Sellers at least five (5) Business Days prior to the Closing (a “Swisstech Removal Notice”) to remove all assets and Liabilities primarily related to Swisstech from the Transferred Assets and Assumed Liabilities. In the event a Swisstech Removal Notice is validly and timely delivered to Buyer, the following changes to this Agreement shall automatically take effect without any further action of the Parties or any other Person:

(a)            The Estimated Debt Consideration and Final Debt Consideration shall be reduced by $4,050,000;

(b)            The reference to “Swisstech” shall be removed from the definition of the “Business”;

(c)            The reference to “Swisstech” shall be removed from the definition of “Royalty Adjustment” and the amount referenced in such definition shall be reduced to $57,100,000; and

(d)            For the avoidance of doubt, the Transferred Assets (including the Closing Assumed Contracts and the Additional Assumed Contracts) and Assumed Liabilities (including the Closing Assumed Accounts Payable) shall in no event include any assets or Liabilities primarily related to the Swisstech brand and any such assets or Liabilities shall instead, for all purposes of this Agreement, be considered Excluded Assets or Excluded Liabilities.

To the extent necessary following delivery of the Swisstech Removal Notice and prior to the Closing, the Parties shall negotiate in good faith such additional changes to this Agreement, if any, as may be necessary to give effect to the removal of all assets and Liabilities of the Swisstech brand from “Transferred Assets” and “Assumed Liabilities.”

Article II

Consideration; Closing

Section 2.1      Consideration.

(a)            At the Closing, in consideration for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Transferred Assets:

(i)            Buyer shall pay or cause to be paid an amount equal to the Estimated Cash Consideration less the Escrow Amount (the “Closing Date Payment”) to Sellers by wire transfer of immediately available funds to the account of Sellers designated in the Estimated Closing Statement, which Closing Date Payment shall be distributed in accordance with the Sale Order;

(ii)            Buyer shall issue or cause to be issued a number of Series A Units of Gainline Galaxy Holdings LLC equal to 11.3% of the aggregate outstanding Series A Units and Series B Units of Gainline Galaxy Holdings at the Closing (the “Equity Consideration”), pursuant to a subscription in substantially the form attached hereto as Exhibit E, such units to be valued at $50 million and to be distributed in accordance with the Sale Order;

(iii)            Buyer shall issue or caused to be issued the Estimated Debt Consideration, with such indebtedness (i) subject to adjustment upon determination of the Final Debt Consideration and (ii) to be distributed in accordance with the Sale Order and ;

(iv)            Buyer shall deliver, or cause to be delivered, to the Escrow Agent in accordance with the terms of the Escrow Agreement an amount equal to the Escrow Amount to be held in the Escrow Account; and

(v)            Buyer shall assume the Assumed Liabilities, and assume and be assigned the Closing Assumed Contracts and the Additional Assumed Contracts.

(b)            No later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (i) Sellers’ good faith determination, together with reasonable supporting documentation, of (A) the Royalty Adjustment (the “Estimated Royalty Adjustment”), (B) the Delinquent Accounts Receivable Deficiency, (C) any amounts related to the East Asia Delinquent Accounts Receivable collected by Sellers as of the Closing Date, (D) the Closing Assumed Accounts Payable and (E) the Marketing Adjustment, together with a calculation of the Cash Consideration based on the foregoing amounts (the “Estimated Cash Consideration”) and (ii) the account or accounts of the Sellers to which the Closing Date Payment shall be wired. The Estimated Closing Statement shall be prepared on a basis consistent with this Agreement and the illustrative calculation attached as Exhibit I hereto (the “Sample Calculation”). Sellers and Buyer shall consult and cooperate with respect to the preparation of the Estimated Closing Statement, and Sellers shall provide access to such working papers, financial records, information (including working papers, financial records and information of their respective independent accountants) and individuals relating to the preparation of the Estimated Closing Statement as may be reasonably requested by Buyer or any of its Affiliates and their respective Representatives. Sellers shall consider in good faith any comments provided by Buyer or its Representatives with respect to the calculation of the Estimated Cash Consideration and the elements thereof; provided, however that no Party shall be entitled to delay the Closing on the basis of the foregoing.

Section 2.2      Purchase Price Adjustment.

(a)            Following the Closing, but in any event no later than 90 days thereafter, Buyer shall cause to be prepared and delivered to the Sellers a statement (the “Closing Date Statement”) setting forth its calculation of the (i) the Royalty Adjustment (the “Final Royalty Adjustment”), (ii) the Delinquent Accounts Receivable Deficiency, (iii) any amounts related to the East Asia Delinquent Accounts Receivable collected by Sellers as of the Closing Date, (iv) the Closing Assumed Accounts Payable and (v) the Marketing Adjustment, and the calculation of the Cash Consideration resulting therefrom (the “Final Cash Consideration”). The Closing Date Statement (A) shall be prepared on a basis consistent with this Agreement and the Sample Calculation. To the extent any actions following the Closing with respect to the accounting books and records of Sellers on which the Closing Date Statement and the calculation of the Final Cash Consideration is to be based are not consistent with the Sample Calculation, such changes shall not be taken into account in preparing the Closing Date Statement or calculating amounts reflected thereon.

(b)            Buyer shall make such information, personnel and resources available to the Sellers and their Representatives as may be reasonably requested by the Sellers to enable the Sellers to review the Closing Date Statement.

(c)            In the event that Sellers dispute the calculation of the Final Cash Consideration set forth in the Closing Date Statement, Sellers shall notify Buyer in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Closing Date Statement. In the event of such a dispute, Buyer and Sellers shall first use their respective commercially reasonable efforts to resolve such dispute. If Buyer and Sellers are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice then any remaining items in dispute shall be submitted to a nationally recognized accounting firm jointly chosen by Buyer and Sellers (the “Audit Firm”). If such disagreement and the determination of the Final Cash Consideration are submitted to the Audit Firm for resolution, then (i) Sellers and Buyer shall execute any agreement(s) required by the Audit Firm to accept their engagement pursuant to this Section 2.2(c), (ii) Buyer shall promptly furnish or cause to be furnished to the Audit Firm and to Sellers such work papers and other documents and information relating to the computation of the Final Cash Consideration as the Audit Firm or Sellers may reasonably request and are available to Buyer, (iii) each Party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other Party, any other written material relating to the computation of the Final Cash Consideration, (iv) the Audit Firm shall review only those items that are in dispute, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either Party nor an amount less than the least amount proposed by either Party, and (vi) Sellers, on the one hand, and Buyer, on the other hand, shall each bear the proportion of the fees and expenses of the Audit Firm based on the degree (as determined by the Audit Firm) to which the Audit Firm has accepted the positions of Buyer and Sellers; provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the Parties to be bound jointly and severally to the Audit Firm for those fees and costs and, therefore, in the event Sellers or Buyer pays to the Audit Firm an amount in excess of its proportionate share determined in accordance with clause (vi) above of the fees and costs of the Audit Firm’s engagement, the other Party agrees to reimburse Sellers or Buyer, as the case may be, to the extent required to correct the payments made by the Sellers and Buyer with respect to the fees and costs of the Audit Firm. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the Parties and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the Parties or by written decision of the Audit Firm), the Final Cash Consideration (as determined in such dispute resolution) shall be determined final.

(d)            Immediately upon the expiration of the thirty (30) day period for giving the Dispute Notice, if no such notice is given, or upon notification by Sellers to Buyer that no such notice will be given, Buyer’s calculations set forth in the Closing Date Statement shall be final and binding on the Parties and shall not be subject to dispute or review.

(e)            If the Final Cash Consideration (as set forth in the Closing Date Statement or as finally determined pursuant to Section 2.2(c) and Section 2.2(d), as the case may be) is less than the Estimated Cash Consideration (the absolute value of such difference between the Final Cash Consideration and the Estimated Cash Consideration the “Shortfall Amount”), Buyer and Sellers shall (i) promptly (but in any event within five (5) Business Days) deliver instructions in accordance with the Escrow Agreement to the Escrow Agent to pay to Buyer the Shortfall Amount from the Escrow Account and (ii) in the event the Shortfall Amount exceeds the amount of funds then remaining in the Escrow Account, Buyer shall be entitled to deduct such difference from (x) the portion of any Shared Payables that otherwise are or become payable to the Sellers and (y) any East Asia A/R Payment. In the event that the funds available in the Escrow Account are in excess of the Shortfall Amount (such excess, the “Escrow Excess Amount”), Sellers and Buyer shall simultaneously with the delivery of the instructions described in the first sentence of this Section 2.2(e), deliver instructions in accordance with the Escrow Agreement to the Escrow Agent to pay to Sellers the Escrow Excess Amount.

(f)            If the Final Cash Consideration (as set forth in the Closing Date Statement or as finally determined pursuant to Section 2.2(c) and Section 2.2(d), as the case may be) is greater than the Estimated Cash Consideration (such difference between the Final Cash Consideration and the Estimated Cash Consideration the “Excess Amount”), Buyer and Sellers shall promptly (but in any event within five (5) Business Days) deliver instructions in accordance with the Escrow Agreement to the Escrow Agent to pay to Seller the funds in the Escrow Account. In the event that the funds available in the Escrow Account are less than the Excess Amount, Buyer shall, within five (5) Business Days of the determination of the Final Cash Consideration, pay to Sellers such deficiency amount by wire transfer of immediately available funds to one (1) or more accounts of Sellers, and in such amounts, designated by Sellers to Buyer.

(g)            The Parties agree that any payments made pursuant to Section 2.2 of this Agreement shall be treated for all federal, state and local income tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 2.3      Closing. The closing (the “Closing”) of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (together with the other transactions contemplated by this Agreement, the “Transactions”) shall take place remotely, via electronic exchange of documents, at 10:00 a.m., prevailing Eastern time, (a) on the third (3rd) Business Day following the date on which the last conditions set forth in Section 7.1, Section 7.2, and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) has been satisfied or waived; or (b) at such other date, time and place as the Parties may mutually agree. The date on which the Closing occurs is called the “Closing Date.”

Section 2.4      Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers, the following:

(a)            the payment required to be made to Sellers pursuant to Section 2.1(a)(i);

(b)            the certificate to be delivered pursuant to Section 7.3(c);

(c)            duly executed counterparts to one or more assumption and assignment agreements, substantially in the form of Exhibit B attached hereto (the “Assumption and Assignment Agreement”);

(d)            duly executed counterparts to one or more instruments of assignment substantially in the form of Exhibit C attached hereto with respect to the transfer of the issued, registered and applied-for Transferred Intellectual Property (the “IP Assignment and Assumption Agreement”);

(e)            duly executed counterparts to one or more bill of sale agreements, substantially in the form of Exhibit F attached hereto (the “Bill of Sale”);

(f)            with respect to the Transactions, all Transfer Tax returns required to be prepared by Sellers and Buyer pursuant to Section 6.4(a), duly executed by Buyer;

(g)            a duly executed counterpart to the Second Amended and Restated Limited Liability Company Agreement of Gainline Galaxy Holdings LLC (the “Holdings Second A&R LLC Agreement”);

(h)            a duly executed counterpart to the Escrow Agreement; and

(i)            such other instruments of assumption and other instruments or documents, including, without limitation, bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Sellers and Buyer, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the Transfer of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Buyer.

Section 2.5      Closing Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer, the following:

(a)            the certificate to be delivered pursuant to Section 7.2(c);

(b)            an IRS Form W-9 with respect to such Seller that is a United States person within the meaning of Section 7701 of the Code, duly completed and executed;

(c)            duly executed counterparts to the Assumption and Assignment Agreements;

(d)            duly executed counterparts to the Bills of Sale;

(e)            duly executed counterparts to the IP Assignment and Assumption Agreements;

(f)            with respect to the Transactions, all Transfer Tax returns required to be prepared by Sellers and Buyer pursuant to Section 6.4(a), duly executed by Sellers;

(g)            Lien Release Letters;

(h)            a duly executed counterpart to the Holdings Second A&R LLC Agreement;

(i)            a duly executed counterpart to the Escrow Agreement; and

(j)            such other instruments of assumption and other instruments or documents, including, without limitation, bills of sale and/or assignment and assumption agreements and other documents evidencing or otherwise necessary to give effect to the Transfer of the Transferred Assets and Buyer’s assumption of the Assumed Liabilities and the effective Transfer of the Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the applicable Seller.

Section 2.6      Withholding. Buyer shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code or any provision of any U.S. federal, state, local or foreign Tax Law. Any amounts so withheld shall be paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers. The Parties shall cooperate and use their commercially reasonable efforts to prepare and submit all necessary filings in connection with obtaining any available exemption from such withholding requirement.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding numbered section or subsection of a Schedule (it being agreed that (i) for the purposes of the representations and warranties made by Sellers in this Agreement, disclosure of any item in any Schedule shall be deemed disclosure with respect to any other section or sub-section of the Agreement to which the relevance of such item is reasonably apparent on its face and (ii) the information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement), Sellers, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1      Organization; Good Standing; Qualification and Power. Each Seller is duly organized, validly existing and in good standing under the Laws of the State of its organization, has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of such Seller requires such company to be so qualified, except for any failure to be in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2      Authorization. Subject to the issuance of the Bid Procedures Order and the Sale Order and any other Order necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents:

(a)            each Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions;

(b)            the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the Transactions by such Seller has been, or prior to the Closing will be, duly authorized by all necessary action on the part of such Seller; and

(c)            this Agreement and the other Transaction Documents to which such Seller is a party have each been, or will be at the Closing, duly executed and delivered by such Seller and, assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding obligation of Buyer, will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or preferential transfer and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3         Non-contravention. Except as set forth in Schedule 3.3 and except as would not, individually or in the aggregate, have a Material Adverse Effect, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by each Seller, and the consummation of the Transactions, and compliance with the provisions hereof and thereof do not and will not (a) violate any Law to which such Seller or any of its assets is subject, (b) violate any provision of the Organizational Documents of such Seller, (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract that is a Transferred Asset, or (d) result in the creation or imposition of any Lien upon any of the Transferred Assets.

Section 3.4        Consents and Approvals. Schedule 3.4 sets forth a true, correct and complete list of each consent, waiver, authorization or approval of any Governmental Entity or regulatory authority, domestic or foreign, or any other Person, firm or corporation, and each declaration to or filing or registration with any such Governmental Entity or regulatory authority, that is required of or to be made by each Seller in connection with the execution and delivery of this Agreement or the other Transaction Documents or the performance by such Seller of its obligations hereunder and thereunder, except for such consents, waivers, authorizations or approvals, the failure of which to be received or made as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5        RESERVED.

Section 3.6        Litigation. Except as set forth on Schedule 3.6 or as would have a Material Adverse Effect, there is no Action pending or, to the Knowledge of Sellers, threatened by or against, or affecting the Transferred Assets, the Business or any Seller with respect to the Business or to the Knowledge of the Sellers, against any officer, director, shareholder, employee or agent of any Seller in their capacity as such or relating to their employment services or relationship with the Business, and none of the Business or any Seller with respect to the Business is bound by any Order affecting the Transferred Assets. None of the Business or any Seller with respect to the Business has any Action pending against any Governmental Entity or other Person affecting the Transferred Assets. None of the Business or any Seller with respect to the Business has been engaged in a dispute with any customer which, either individually or in the aggregate, has adversely affected or would be reasonably likely to materially adversely affect the Business. To the Knowledge of Sellers, there is no basis for any Person to assert a claim against any Seller based upon such Seller entering into this Agreement, the other Transaction Documents or the consummation of the Transactions.

Section 3.7        Real Property. The Sellers do not own, and have never owned, any real property Related to the Business.

Section 3.8        Material Contracts.

(a)            Other than this Agreement and the other Transaction Documents, Schedule 3.8(a) sets forth a true and correct list of the following Contracts as of the date hereof that are Related to the Business (together, the “Material Contracts”):

(i)             Contract that provides for a payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with any of the transactions contemplated by the Transaction Documents;

(ii)            Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets of the Business;

(iii)           Contract involving the sale of the accounts receivable Related to the Business to any other Person;

(iv)           guarantee of any obligation for borrowed money or otherwise that is Related to the Business;

(v)            Contract (other than license agreements) under which any of the Sellers is the lessor of or permits any third Person to hold or operate any personal property that is a Transferred Asset;

(vi)           Contract under which any Seller is licensed by any third Person to use Intellectual Property, with the exception of (1) shrink-wrap, click-wrap, or similar nonexclusive licenses to generally commercially available off-the-shelf software granted to Sellers and (2) open source licenses;

(vii)          Contract under which any Seller licenses to any third Person the right to practice or use, or a covenant not to sue under, any material Transferred Intellectual Property;

(viii)         Contract that limits or purports to limit the ability of the Business or a Seller to (1) solicit or hire any Person, (2) acquire any product or other asset or any service from any other Person, (3) develop, sell, supply, distribute, offer support to or service any product or any technology or other asset to or for any other Person, (4) charge certain prices pursuant to a “most-favored nation” or similar clause or (5) compete in any line of business, with any Person, in any geographic area or during any period of time;

(ix)           Contract with any Affiliate of the Sellers;

(x)             Contract or group of related Contracts with any Person which gives rise to payments in excess of $500,000 in any 12-month period;

(xi)            Contract involving (1) the Business sharing its profits, losses, costs or liabilities with any other Person or (2) a vendor’s sharing of its profits, losses, costs or liabilities with the Business;

(xii)          Contract with Governmental Entities; or

(xiii)         Contract related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person.

(b)           Except as set forth on Schedule 3.8(b), each Material Contract (a) is valid, binding and enforceable against Sellers and, to the Knowledge of Sellers, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (b) is in full force and effect and Sellers, as applicable, have performed all material obligations, including, but not limited to, the timely making of any payments, required to be performed by them under, and are not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. Except as set forth on Schedule 3.8(b), the ability of Sellers to perform all obligations required to be performed by them under the Material Contracts has not been materially limited or adversely affected by or as a result of COVID-19 or any COVID-19-related Laws, Orders, guidance or directives. Except as set forth on Schedule 3.8(b), to the Knowledge of Sellers, each other party to each Material Contract has performed all material obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. There has been made available to Buyer a true, correct and complete copy of each of the Material Contracts listed on Schedule 3.8(a), together with all amendments, waivers or other changes thereto.

Section 3.9        Compliance with Laws; Permits.

(a)            In each case to the extent Related to the Business, each of the Sellers and the Business has not been in, is not in, and does not have Liability in respect of any, material violation of, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by such Seller or the Business, as applicable, of, or failure on the part of such Seller or the Business, as applicable, to comply with, in all material respects, or any Liability suffered or incurred by such Seller or the Business, as applicable, in respect of any material violation of or noncompliance with, any Laws that are or were applicable to such Seller or the Business, as applicable, or the conduct or operation of the Business or the ownership or use of any of their respective assets, and no Action is pending, or to the Knowledge of the Sellers, threatened, alleging any such violation or noncompliance.

(b)            To the Knowledge of Sellers, each Seller and the Business have all material Permits necessary for the conduct of the Business as presently conducted and as contemplated to be conducted and (i) each such Permit is in full force and effect, (ii) such Seller and the Business are in material compliance with the terms, provisions and conditions thereof, (iii) there are no material outstanding violations, notices of noncompliance, Orders or Actions adversely affecting any such Permits, and (iv) no condition (including, without limitation, the execution of this Agreement and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of such Permits other than by expiration of the term set forth therein. Schedule 3.9(b) sets forth a list of all the material Permits necessary for the conduct of the Business, and the Sellers have furnished to Buyer true, correct and complete copies of all such Permits.

(c)            To the Knowledge of Sellers, none of the Business, Sellers with respect to the Business or to the Knowledge of Sellers, any of the Representatives of Sellers with respect to the Business, has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized any payment, contribution, gift or favor of anything of value, including but not limited to money, property or services, whether or not in contravention of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any similar other applicable law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Legislation”), (i) as a kickback, gratuity, or bribe to any person, including, but not limited to, any foreign official as defined in the FCPA, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Business. None of the Business, the Sellers with respect to the Business or to the Knowledge of the Sellers, any of the Representatives of the Business or the Sellers with respect to the Business, (i) is under investigation for any potential violation of the Legislation, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity regarding any actual, alleged, or potential violation of, or failure to comply with, any Legislation, (iii) is aware of or has any reason to believe that there has been any violation or potential violation of the Legislation by any of the Business, the Sellers with respect to the Business, any Representatives of the Business or the Sellers with respect to the Business, or any other business entity or enterprise with which the Business is or has been engaged, affiliated or associated, or (iv) has committed any act that would constitute a violation of the Legislation irrespective of whether the Legislation applies as a jurisdictional matter. None of the Business or the Sellers with respect to the Business, any of their respective officers, directors, employees, or other Representatives or any direct, indirect, or beneficial owners of the foregoing, is or has been a foreign official as defined under the FCPA (including any employee of a state-owned or state-controlled entity, business, or corporation).

(d)            To the Knowledge of Sellers, none of the Sellers with respect to the Business, or any Related Person of the Sellers with respect to the Business is (i) a person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, (ii) a person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”), or (iii) any person owned or controlled by any person or persons specified in (i) or (ii) above or otherwise the target of Sanctions (together “Sanctioned Persons”). Each of the Business, the Sellers with respect to the Business and any Related Person of the Sellers is in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Business, any Seller or any Related Person of Sellers being designated as a Sanctioned Person. None of the Business or Sellers with respect to the Business or any Related Person of Sellers with respect to the Business is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country or any in any manner that would result in the violation of Sanctions by any Person.

(e)            (i) Each of the Business and Sellers with respect to the Business is in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Business (collectively, “AML Laws”), including without limitation, the USA PATRIOT Act and (ii) no proceeding involving the Business or the Sellers with respect to the Business, with respect to AML Laws, is currently pending or, to the Knowledge of the Sellers, threatened which in each case would be reasonably expected to result in a material violation of this representation. No Seller is required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, nor is any Seller required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable Law of any other jurisdiction.

Section 3.10      Brokers and Finders. There are no claims, and will not be any claims, against Buyer for brokerage commissions or finder’s fees or similar compensation in connection with the Transactions based on any arrangement made by or on behalf of the Sellers or any of their respective Affiliates.

Section 3.11      Material Customers and Suppliers. Except as set forth on Schedule 3.11, there are no pending or threatened disputes between the Business on the one hand, and any material customer or supplier of the Business on the other hand and no such material customer or supplier has provided notice to the Sellers that such material customer or supplier intends to terminate or adversely change its relationship with the Business, in each case that would, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 3.12       Title to and Sufficiency of Transferred Assets.

(a)            Except as set forth on Schedule 3.12(a), and subject to Section 1.6, each Seller has good and valid title to, or in the case of leased assets, has good and valid leasehold interests in, all Transferred Assets, free and clear of all Liens (other than Permitted Encumbrances) and, at the Closing, subject to the terms of the Sale Order, Buyer will be vested with good and valid title to, or in the case of leased assets, good and valid leasehold interests in, such Transferred Assets, free and clear of all Liens (other than Permitted Post-Closing Encumbrances) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

(b)           Except as set forth on Schedule 3.12(b) and except for back office and administrative support and assets provided by Sellers’ corporate office (including legal services, human resources, finance and accounting, insurance policies, and internal information technology support), the Transferred Assets constitute all of the tangible and intangible assets and properties that are used or held for use by Sellers exclusively in connection with the Business as currently conducted, and are sufficient for Buyer to conduct and operate the Business from and after the Closing Date in substantially the same manner (and without interruption as a result of the Closing) as it was conducted by Sellers since January 1, 2020.

Section 3.13      Intellectual Property.

(a)            Sellers own all right, title and interest in and to the Transferred Intellectual Property (other than the Specified Intellectual Property) and the Intellectual Property owned or purported to be owned by the Business (“Seller Intellectual Property”), respectively, free and clear of all Liens other than Permitted Encumbrances. Schedule 3.13(a) sets forth a true, complete and correct list, as of the date hereof, of all Transferred Intellectual Property that is registered or the subject of an application for registration with a Governmental Entity, including all issued patents, registered Trademarks, copyright registrations, domain names, and all applications therefor. Except as set forth in Schedule 3.13(a), all registered Transferred Intellectual Property and all registered Seller Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting Sellers’ use thereof or rights thereto. Each of the Sellers, as applicable, have taken commercially reasonable steps to enforce, protect and maintain each item of Transferred Intellectual Property or Seller Intellectual Property.

(b)            Sellers’ conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate, and in the three year period prior to the date hereof, has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person. Except as set forth on Schedule 3.13(b), Sellers have not, in the three year period prior to the date hereof, received any written notice (i) alleging any such infringement, misappropriation of violation by any of Sellers of Intellectual Property owned by any other Person or (ii) challenging or questioning any of the Sellers’ right, title or interest in or to any of the Transferred Intellectual Property or Seller Intellectual Property, respectively. To the Knowledge of Sellers, none of the Transferred Intellectual Property or Seller Intellectual Property has been or is being infringed, misappropriated or otherwise violated by any Person.

(c)            Except as set forth on Schedule 3.13(c), there is no Action pending before any Governmental Entity concerning the ownership, validity, registrability, enforceability, infringement, misappropriation or violation of any Transferred Intellectual Property or Seller Intellectual Property, excluding ordinary course prosecution or examination, consistent with past practice, before the United States Patent and Trademark Office or other similar applicable Governmental Entities. Except as set forth on Schedule 3.13(c), none of the Transferred Intellectual Property or Seller Intellectual Property is subject to any outstanding injunction, directive, order, decree, award, settlement or judgment restricting the use or validity thereof.

(d)           To the Knowledge of Sellers, each of the Sellers (with respect to the Transferred Assets) has, during the past three (3) years, complied in all material respects with (i) all applicable Laws governing the collection, use, security, handling, and sharing of Personal Information, (ii) their respective policies governing the collection, use, security, handling, and sharing of Personal Information, and (iii) provisions of contracts related to the collection, use, security, handling, and sharing of Personal Information.

(e)            Sellers have taken commercially reasonable security measures to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, all material non-public Transferred Intellectual Property and Seller Intellectual Property, and to maintain the security of all Personal Information in the possession of the Sellers.

(f)            No employee, officer, director, consultant or advisor of the Sellers (i) has any right, license, and claim or interest whatsoever in or with respect to any Transferred Intellectual Property or Seller Intellectual Property, or (ii) is in violation of any IP Assignment.

(g)            Sellers make no representations or warranties in this Section 3.13 or otherwise regarding the Specified Intellectual Property.

Section 3.14      Taxes.

(a)            Each Seller has timely filed all material Tax Returns with respect to the Transferred Assets required under applicable Law to be filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file). All such Tax Returns are true, correct and complete in all respects, and such Seller has paid all Taxes owed by it with respect to the Transferred Assets (whether or not shown as due on such Tax Returns).

(b)            All income and other material Tax Returns of or with respect to each Seller have been filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file). All such Tax Returns are true, correct and complete in all respects, and each Seller has paid all Taxes owed by it (whether or not shown as due on such Tax Returns).

(c)            No audit or other proceeding with respect to any income or other material Taxes or income or other material Tax Returns with respect to the Transferred Assets or any Seller is currently in progress, or has been proposed or threatened in writing.

(d)            No Seller has received written notice of any outstanding, proposed or assessed Tax deficiency that has not been paid, accrued for or been contested in good faith and in accordance with applicable Law (with appropriate reserves taken in accordance with applicable accounting standards), nor has any Seller executed any waiver of any statute of limitations in respect of material Taxes nor agreed to any extension of time with respect to a Tax assessment, collection or deficiency.

(e)            There are no liens for Taxes upon any of the Transferred Assets or any assets of a Seller.

(f)             There are not any outstanding ruling requests, and no rulings have been received, by any Seller relating to Taxes with respect to the Transferred Assets.

(g)            No claim has been made by a Governmental Entity in a jurisdiction where a Seller has not filed a Tax Return with respect to the Transferred Assets, that such Seller is or may be subject to Tax by such jurisdiction with respect to the Transferred Assets (as applicable), nor to Sellers’ Knowledge is any such assertion threatened.

(h)            Each Seller with respect to the Business and Transferred Assets has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Entity, or has been furnished properly completed exemption certificates.

(i)             Each Seller has, to the extent related to the Transferred Assets or the Business, withheld and paid all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party.

(j)            None of the Transferred Assets constitutes a United States real property interest pursuant to Section 897 of the Code (including any below-market leases) such that the withholding pursuant to Section 1445 of the Code is required in connection with this Agreement.

Section 3.15       Absence of Certain Developments. Since December 31, 2020 to and including the date of this Agreement, except as expressly contemplated by this Agreement, the Transaction Documents, or as set forth on Schedule 3.15, (a) the Business has been operated in all material respects in the Ordinary Course, (b) there has not been a Material Adverse Effect and (c) Sellers have not taken any action that, if it had been taken after the date of this Agreement, would require the consent of Buyer under Section 6.2(b)(i), (iv), (viii), or (xii).

Section 3.16      Data Privacy and Security.

(a)            The Business and Sellers (to the extent Related to the Business) comply with, and have for the three (3) years prior to the date hereof complied with, in all material respects, all Data Protection Laws, internal or publicly posted policies, procedures, agreements, and notices, and in connection with the collection, access, processing, use, storage, disclosure, transmission, or transfer (including cross-border transfer) of Personal Information, the requirements of any Material Contract and/or applicable industry standards, including the Payment Card Industry Data Security Standard (collectively the “Data Protection Requirements”). None of the Sellers has used, disclosed, transferred, or otherwise processed any Personal Information that is Related to the Business in any manner that violates any Data Protection Requirement.

(b)            In each case to the extent Related to the Business, none of the Sellers has received any subpoenas, demands, or other notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of the Sellers, none of the Sellers is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law.

(c)            No notice, complaint, claim, enforcement action, or litigation of any kind that is Related to the Business has been served on, or initiated against the Sellers or the Business under any applicable Data Protection Requirement.

(d)           The Sellers have established and maintain physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, that (i) protect the operation, confidentiality, availability, integrity, and security of the Sellers’ and the Business’s software, systems, and websites that are involved in the collection and processing of Personal Information and/or business data for the Business, and (ii) identify internal and organizational risks to the confidentiality, integrity, security, and availability of Personal Information of the Business and/or business data and data systems of the Business.

(e)            To the Knowledge of Sellers, none of the Business or the Sellers has experienced any security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Information of the Business and/or business data and data systems of the Business that would require notification of individuals, other affected parties, law enforcement, or any Governmental Entity.

(f)            Each Seller with respect to the Business has made all required registrations and notifications in accordance with all applicable Data Protection Requirements, and all such registrations and notifications are current, complete, and accurate in all respects.

(g)           The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement or other standard terms of service entered into by the users of the Business’s service(s).

Section 3.17       No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in the Transaction Documents, no Seller or any other Person makes any other express or implied representation or warranty with respect to Sellers, the Business, the Transferred Assets, the Assumed Liabilities or the Transactions and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of Sellers’ or their respective Affiliates’ respective Representatives. Except for the representations and warranties contained in the Transaction Documents, Sellers (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Transferred Assets (including any express or implied warranty of merchantability or fitness for a particular purpose) and (ii) disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any Representative of Sellers or any of their respective Affiliates). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Business or the Transferred Assets. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, the specific representations and warranties made by Sellers in the Transaction Documents and nothing in this Agreement shall be deemed to be a waiver of any claim for Fraud.

(b)            Sellers acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, neither Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to Sellers in connection with the Transactions and none of the Sellers have relied on any representation or warranty other than those expressly set forth in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 4.1        Organization, Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite limited liability company power to own, lease and operate its assets and to carry on its business as presently being conducted and as contemplated to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of Buyer requires it to be so qualified.

Section 4.2        Authorization. Buyer has the requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions by Buyer have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligation of each of the other parties hereto and thereto, constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability affecting enforcement of creditors’ rights generally and (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.3        Non-contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Buyer and the consummation of the Transactions do not and will not (a) violate any Law to which Buyer or any of its Affiliates or any of Buyer’s assets are subject, (b) violate any provision of the Organizational Documents of Buyer or any Affiliate of Buyer, or (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any material Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer or any of its Affiliates is a party or by which any of them is bound or to which any of the respective properties or assets of Buyer is subject; except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4        Financing.

(a)            Buyer has delivered true, correct and complete copies of (i) the executed debt commitment letter, dated as of the date hereof, together with true, correct and complete copies of any related executed fee letters (provided that, solely with respect to any such fee letters, the fee amounts and other economic terms (none of which would affect the availability or amount of, impose additional or new conditions on (or expand or modify any existing conditions), affect the enforceability or termination of, impair the validity of, or prevent or delay the consummation of the Debt Financing at the Closing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which the Persons (other than Buyer) party to the Debt Commitment Letter (such parties, the “Debt Financing Sources”) have agreed, subject to (and only to) the terms and conditions expressly set forth therein and assuming the accuracy of the representations and warranties herein, to provide debt financing and (ii) the executed subscription agreements for equity investments in Buyer, dated as of the date hereof, from the Equity Financing Sources party thereto (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Persons (other than Buyer) party to the Equity Commitment Letters (such parties, the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”) have agreed, subject to (and only to) the terms and conditions expressly set forth therein and assuming the accuracy of the representations and warranties herein, to provide equity financing in an amount equal to $146,027,243 in the aggregate, in each case in the amounts set forth therein for, among other things, the purposes of financing the Transactions on the date on which the Closing should occur (such debt financing, the “Debt Financing” and together with the equity financing, the “Financing”).

(b)            Each Commitment Letter is in full force and effect and has not been withdrawn, terminated, rescinded, amended, supplemented or otherwise modified in a manner which, when taken as a whole, is materially adverse to Sellers, and the respective commitments contained in each Commitment Letter have not been withdrawn, terminated or rescinded, in each case, in any respect, and no such withdrawal, termination or rescission is contemplated by Buyer or, to Buyer’s Knowledge, any other party thereto. Buyer has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with and required by the Commitment Letters that are due and payable by it or its Affiliates on or prior to the date hereof. The Commitment Letters have been duly executed by Buyer and, to Buyer’s Knowledge, the Financing Sources, and each Commitment Letter is a valid, binding and enforceable obligation of Buyer and, to Buyer’s Knowledge, the Financing Sources, to provide the Financing subject only to the satisfaction or waiver of the conditions specified in such Commitment Letter except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)            Assuming the accuracy of Sellers’ representations and warranties set forth in Article III, as of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a material breach or material default under the Commitment Letters on the part of Buyer, or to Buyer’s Knowledge, any other parties thereto. As of the date hereof, Buyer is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in either Commitment Letter inaccurate in any material respect. As of the date hereof, Buyer has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other liability of any kind, in each case, that would impair or adversely affect the Financing, other than those set forth in the Commitment Letters. As of the date hereof, there are no conditions precedent related to the initial funding of the Commitment Letters at the Closing, other than as set forth in the Commitment Letters. As of the date of this Agreement, assuming (i) the accuracy of Sellers’ representations and warranties set forth in Article III and (ii) the performance by Sellers of their obligations hereunder in all material respects, Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Commitment Letters.

(d)            At the Closing, assuming satisfaction or waiver of the conditions to Buyer’s obligation to consummate the Closing as set forth in Section 7.1 and Section 7.2, the net proceeds from the Debt Financing, together with the available cash of Buyer, will be sufficient for Buyer to pay the Cash Consideration and to pay all related fees and expenses of Buyer required to be paid at the Closing.

Section 4.5        Brokers and Finders. There are no claims, and will not be any claims, against Sellers for brokerage commissions or finder’s fees or similar compensation in connection with the Transactions based on any arrangement made by or on behalf of Buyer.

Section 4.6        No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in the Transaction Documents, neither Buyer nor any other Person makes any other express or implied representation or warranty with respect to the Transactions, and Buyer disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer or any of Buyer’s or its Affiliates’ respective Representatives.

(b)           Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, no Seller nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer in connection with the Transactions.

(c)            BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF SELLERS AND THE BUSINESS, INCLUDING THE OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, SOFTWARE, TECHNOLOGY AND PROSPECTS OF SELLERS AND THE BUSINESS, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF SELLERS FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS, AND SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III. BUYER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, BUYER SHALL ACQUIRE THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES AND THE BUSINESS WITHOUT ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

Article V

BANKRUPTCY MATTERS

Section 5.1        Bankruptcy Court Filings.

(a)            Within one Business Day of the Petition Date, Sellers shall file with the Bankruptcy Court a motion (the “Bid Procedures Motion”) in form and substance reasonably satisfactory to Buyer and Sellers seeking:

(i)             entry of the Bid Procedures Order, inter alia, (A) establishing the Bid Procedures, (B) approving the payment of the Bid Protections, and (C) providing that the Bid Protections shall (1) constitute superpriority administrative expenses of the Debtors and (2) be part of the Carve-Out; and

(ii)            entry of the Sale Order, authorizing and approving, inter alia, the sale of the Transferred Assets to Buyer on the terms and conditions set forth herein, free and clear of all Liens (other than Permitted Post-Closing Encumbrances) and Liabilities (other than Assumed Liabilities), and the assumption and assignment of the Closing Assumed Contracts and Additional Assumed Contracts to Buyer.

(b)            Sellers shall use their respective commercially reasonable efforts to have (i) the Bankruptcy Court enter the Bid Procedures Order as promptly as practicable after the filing of the Bid Procedures Motion and (ii) the Bankruptcy Court enter the Sale Order as promptly as practicable after the completion of the Auction, in each case, prior to the deadlines set forth in Section 8.1(d)(ii), and become Final Orders. Sellers and Buyer shall cooperate in good faith to obtain the Bankruptcy Court’s entry of the Bid Procedures Order, the Sale Order, and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement, including furnishing affidavits, nonconfidential financial information, or other documents or information for filing with the Bankruptcy Court and making such advisors of Sellers and Buyer and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of obtaining entry of such orders, including, among other things, providing adequate assurances of performance by Buyer as required under Section 365 of the Bankruptcy Code, and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Sellers and Buyer agree that they will each promptly take such actions as are reasonably requested by the other Party to assist in obtaining entry of the Bid Procedures Order, the Sale Order, and any other Order reasonably necessary, consistent with the above.

(c)            Sellers shall consult with Buyer regarding any pleadings or other submissions that they intend to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, the Bid Procedures Order or Sale Order, including sharing in advance any drafts thereof in sufficient time for Buyer’s and its Representatives reasonable review and comment, which Sellers shall consider in good faith. No Seller shall seek any modification to the Bid Procedures Order or the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of Buyer in its sole discretion; provided, however, that the forgoing shall only apply to modifications that are adverse as to the Buyer or may result in the delay of Bankruptcy Court approval, or consummation, of this Agreement.

(d)           If the Bid Procedures Order, Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order and the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, Sellers shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion in favor of the Sellers.

(e)            The Debtors and Buyer acknowledge that this Agreement, their obligations hereunder and the Transactions are subject to (i) entry of, as applicable, the Bid Procedures Order and the Sale Order and (ii) as permitted by this Agreement and the Bid Procedures Order, the consideration by Sellers of higher or otherwise better competing bids (whether through any and all types of consideration, including, without limitation, cash and assumed liabilities or credit bid) in respect of a sale, reorganization, or other disposition of the Sellers, the Business or the Transferred Assets. In the event of any discrepancy between this Agreement and the Bid Procedures Order and the Sale Order, the Bid Procedures Order and the Sale Order (as applicable) shall govern.

Section 5.2        Alternative Transaction.

(a)            During the period from the date of this Agreement through entry of the Bid Procedures Order, Sellers shall not pursue an Alternative Transaction; provided, however, that Sellers may, in response to any third party that has made (and not withdrawn) an unsolicited Proposal in writing after the date of this Agreement that Sequential’s board of directors determines in good faith after consultation with outside legal counsel and Sequential’s financial advisor constitutes or is reasonably likely to result in a Superior Proposal: (i) participate in discussions or negotiations with such third party with respect to an Alternative Transaction and (ii) furnish to such third party non-public information relating to the Business pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided further, however, for the avoidance of doubt, in no event shall the Sellers enter into a definitive agreement with respect to, or consummate, an Alternative Transaction prior to the entry of the Bid Procedures Order. Upon entry of the Bid Procedures Order, Sellers shall only pursue an Alternative Transaction in accordance with the terms of the Bid Procedures. If Buyer is chosen as the Successful Bidder at the Auction, Sellers shall not take any steps in furtherance of an Alternative Transaction at any time after the Auction other than with respect to any Backup Bid, pursuant to the terms of the Bid Procedures.

(b)            If, upon completion of the Auction, Sellers have agreed to sell their assets under an Alternative Transaction, Buyer shall have no obligation to serve as a Backup Bidder unless Buyer shall have participated in the Auction and submitted an overbid in respect of any qualified competing bid (such overbid, a “Buyer Backup Bid”).

Section 5.3        Bid Protections. Subject to entry of the Bid Procedures Order, Sellers shall make payment of the Seller Termination Fee in accordance with Section 8.3 hereof.

Article VI

COVENANTS

Section 6.1        Access and Information.

(a)            From the date hereof through the Closing Date, subject to Section 6.1(b), Buyer will be entitled, through its Representatives, to have reasonable access to the offices, employees and properties of each of the Sellers Related to the Business for any reasonable purpose related to this Agreement and the transactions contemplated hereby. Any such access will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under COVID-19 Measures and applicable Law. Sellers will direct and use their commercially reasonable efforts to cause their Representatives to cooperate with Buyer and Buyer’s Representatives in connection with such access, and Buyer and its Representatives will cooperate with Sellers and its Representatives; provided that (i) any such access shall be conducted, at Buyer’s expense, in accordance with binding Contracts, applicable Law (including applicable privacy and competition laws), during normal business hours, under the supervision of Sellers’ personnel, and in such a manner as to not unreasonably interfere with the normal operations of the Business or of Sellers and their respective Affiliates and (ii) the foregoing shall not require Sellers to disclose information or materials (1) protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure, (2) the disclosure of which would violate any binding Contracts, applicable Laws or fiduciary duties, or (3) pertinent to any litigation in which Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are engaged (provided that, at Buyer’s reasonable request, the Parties shall take commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided).

(b)            All information received pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement.

(c)            For a period not to exceed five (5) years following the Closing, Buyer shall provide to Sellers and their Affiliates and Representatives (at Sellers’ expense) reasonable access to, including the right to make copies of, all books and records included in the Transferred Assets and Assumed Liabilities relating to periods prior to the Closing to the extent necessary to permit Sellers to prepare financial reports, Tax returns, any Tax audits, or the defense or prosecution of any Action; provided that (i) any such access shall be conducted in accordance with binding Contracts and applicable Law (including applicable privacy and competition laws), during normal business hours, under the supervision of Sellers’ personnel, and in such a manner as to not unreasonably interfere with the normal operations of the Business or of Buyer and its Affiliates and (ii) the foregoing shall not require Buyer to disclose information or materials (1) protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure, (2) the disclosure of which would violate any binding Contracts, applicable Laws or fiduciary duties, or (3) pertinent to any litigation in which Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are engaged. Any such access will also be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under COVID-19 Measures and applicable Law. Notwithstanding anything herein to the contrary, Buyer may destroy any such books and records, provided that Buyer shall notify Sellers in writing at least 30 days in advance of destroying any such books and records prior to the five-year anniversary of the Closing Date in order to provide Sellers the opportunity to copy such books and records in accordance with this Section 6.1(c). Notwithstanding anything herein to the contrary, Buyer acknowledges that Sellers have the right to retain originals or copies of all books and records and other materials included in or related to the Transferred Assets or Assumed Liabilities.

Section 6.2        Interim Operations of the Business.

(a)            Except (i) as required by applicable Law (including COVID-19 Measures and as may be ordered by the Bankruptcy Court), which order is not inconsistent with this Agreement, (ii) as otherwise expressly required by this Agreement or another Transaction Document, (iii) with the prior written consent of Buyer, not to be unreasonably withheld, conditioned, or delayed or as taken or caused by Buyer on behalf of Sellers under the Buyer Consulting Agreement, (iv) as set forth on Schedule 6.2 or (v) to the extent primarily related to any Excluded Assets or Excluded Liabilities (so long as any such action would not reasonably be expected to (1) prevent, materially impair or materially delay the consummation of the Transactions or (2) adversely affect the Business or the Transferred Assets), during the period from the date hereof to and through the Closing Date, Sellers shall (A) subject to the DIP Order, timely approve and pay all marketing expenditures that are reasonably requested by Buyer in accordance with the Budget, (B) use commercially reasonable efforts to conduct the Business in the Ordinary Course and maintain, preserve, and protect in all material respects the Transferred Assets in their current condition, ordinary wear and tear excepted, (C) use commercially reasonable efforts to preserve in all material respects the present business operations, organization and goodwill of the Business, and the present relationships with material customers and material suppliers of the Business, (D) use commercially reasonable efforts to maintain in all material respects their books, accounts and records in the Ordinary Course; and (E) use commercially reasonable efforts to (x) comply in all material respects with all applicable Laws respecting the Business or any Transferred Asset, (y) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to any Closing Assumed Contract or Additional Assumed Contract and (z) maintain in full force and effect all Permits necessary for the conduct of the Business and comply with the terms of each such Permit.

(b)            In furtherance of and not in limitation of Section 6.2(a), except (i) as required by applicable Law (including COVID-19 Measures and as may be ordered by the Bankruptcy Court, which order is not inconsistent with this Agreement), (ii) as otherwise expressly contemplated by this Agreement or another Transaction Document, (iii) with the prior written consent of Buyer, not to be unreasonably withheld, conditioned, or delayed or as taken or caused by Buyer on behalf of Sellers under the Buyer Consulting Agreement, (iv) as set forth on Schedule 6.2 or (v) to the extent solely related to any Excluded Assets or Excluded Liabilities (so long as any such action would not reasonably be expected to (1) prevent, materially impair or materially delay the consummation of the Transactions or (2) adversely affect the Business or the Transferred Assets), during the period from the date hereof to and through the Closing Date, Sellers shall not take any of the following actions, in each case only to the extent such action relates to the Business, an Assumed Liability or a Transferred Asset:

(i)             sell, lease, Transfer, mortgage, pledge, assign, exclusively license or otherwise dispose of or encumber any of the Transferred Assets (or permit any of such Transferred Assets to become subject to any additional Lien, other than in respect of Permitted Encumbrances), other than dispositions in the Ordinary Course;

(ii)            (x) other than in the Ordinary Course, enter into any new Contract that would constitute a Material Contract if entered into prior to the date of this Agreement, or (y) terminate, amend or modify any Material Contract (other than any Excluded Contract or pursuant to Section 1.5(b));

(iii)           make or authorize any payment of, or accrual or commitment for, capital expenditures Related to the Business, other than capital expenditures less than $100,000 individually or $250,000 in the aggregate, other than expenditures contemplated by the Budget;

(iv)           waive, release, assign, settle or compromise any material Action relating to the Business or the Transferred Assets, to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any binding obligation or restriction, whether contingent or realized, on the Business, the Transferred Assets and/or Buyer, or (B) waives or releases any material rights or claims that would constitute Transferred Assets;

(v)            with respect to the Business or the Transferred Assets, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case solely to the extent binding on Buyer after the Closing;

(vi)           assume, reject or assign any Closing Assumed Contract or Additional Assumed Contract other than pursuant to Section 1.5;

(vii)          with respect to the Business, change accounting policies or procedures, other than as required by GAAP or applicable Law;

(viii)         (A) amend or modify pricing policies or delay or postpone payment of any accounts payable or commissions or any other Liability that is an Assumed Liability, or enter into any agreement or negotiation with any Person to extend the payment date of any accounts payable or commissions or any other Liability that is an Assumed Liability, or (B) accelerate the collection of, or cancel or discount, any accounts receivable Related to the Business;

(ix)            grant any refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor to the extent that they are Related to the Business;

(x)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(xi)            incur, assume or guarantee any Indebtedness, other than Indebtedness of Sellers that will not constitute an Assumed Liability;

(xii)          cancel, surrender, allow to expire or fail to renew any Transferred Permit;

(xiii)         propose or adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization in respect of the Transferred Assets or that would adversely affect their ability to consummate this Agreement;

(xiv)         enter into a joint venture, partnership, joint development program or similar transaction;

(xv)          abandon, cancel, permit to lapse or enter the public domain any Transferred Intellectual Property; or

(xvi)         authorize, or commit or agree to take, any of the foregoing actions.

Section 6.3         Cooperation; Status Updates; Regulatory Filings.

(a)            Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to: (i) take or cause to be taken all actions reasonably necessary, proper or advisable on their part under this Agreement or applicable Law to Transactions contemplated hereby as promptly as reasonably practicable in accordance with the Bid Procedures; (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents; (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the Transactions; (iv) not to take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transactions, except to the extent such action is otherwise expressly required by this Agreement, any other Transaction Document or the Bid Procedures; (v) provide each other Party with cooperation and take such actions as such other Party may reasonably request in connection with the consummation of the Transactions and by the Transaction Documents; and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

(b)           Status Updates. Each of Sellers and Buyer shall promptly notify the other Party of the occurrence, to such Party’s knowledge, of any event or condition, or the existence of any fact or circumstance, that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied as of a reasonably foreseeable Closing Date.

(c)           Regulatory Filings.

(i)            Sellers and Buyer shall prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions, including, (A) all filings pursuant to the HSR Act within ten (10) Business Days after the date of this Agreement and (B) all other filings for required competition or other governmental approvals as promptly as practicable after the date of this Agreement, in each case subject to Sellers supplying as promptly as practicable (and in any event no later than five (5) Business Days following the later of the date hereof or the date requested, if available) any information and documentary material Buyer reasonably requests in connection with such filings.

(ii)            Subject to applicable Law, Sellers and Buyer shall cooperate with each other and shall furnish to the other Party all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any competition or foreign investment review Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition or foreign investment review Laws with respect to the Transactions. Each of the Parties shall promptly inform the other Party of any substantive communication with any Governmental Entity regarding any such filings relating to the HSR Act or other competition Laws. To the extent practicable, neither Sellers nor Buyer shall participate in any substantive pre-scheduled meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting. Such other Party shall be permitted to participate in any substantive pre-scheduled meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to the HSR Act or other competition Laws, to the extent permitted by such Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing Party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided that the Parties shall not be required to provide to each other any confidential information or business secrets, which information shall be provided on an outside counsel-only basis; provided, further, that Buyer shall control and direct the processes relating to all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions.

(d)            Efforts.

(i)            During the period from the date hereof and continuing until the earlier of the valid termination of this Agreement and the Closing Date, Buyer and its Affiliates shall not take any action, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act or any applicable competition Laws.

(ii)            Notwithstanding anything in this Agreement to the contrary, Buyer and its Subsidiaries shall take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all consents required to permit the satisfaction of the conditions in Article VII, as promptly as reasonably practicable, including by offering to:

(A)            proffer and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and effectuate such actions with respect to such assets of Buyer or its Subsidiaries (and the entry into agreements with, and submission to Orders giving effect thereto) if such action is necessary to avoid, prevent, eliminate or remove the issuance of any Order that would reasonably be expected to materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Governmental Entity;

(B)            terminate any existing relationships and contractual rights and obligations of Buyer including, after the Closing, with respect to the Business or any of the Transferred Assets;

(C)            amend or terminate existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements;

(D)           take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s rights of ownership in, or ability to conduct the business of, the Business or any of the Transferred Assets; and

(E)            enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (A) through (D) (such actions in clauses (A) through (E), “Required Actions”); provided that (1) such Required Actions are conditioned upon and become effective only from and after the Closing and (2) for the avoidance of doubt, no Affiliate of Buyer (other than any Subsidiary) shall be required to take any of the Required Actions.

Section 6.4      Tax Matters.

(a)            Transfer Taxes. All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the Transactions (collectively, “Transfer Taxes”) will be borne 50% by Buyer and 50% by Sellers, regardless of the Party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers and Buyer will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes, and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other Party.

(b)            Asset Taxes. Sellers shall be allocated and bear all Asset Taxes for any period or portion thereof ending on or prior to the Closing Date and Buyer shall be allocated and bear all Asset Taxes for any period or portion thereof that begins after the Closing Date. For purposes of this Section 6.4(b), (i) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (ii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (ii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period ending on and including the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Article II, no later than two Business Days prior to the Closing Date, the Parties shall utilize the most recent information available in estimating in good faith the amount of such Asset Tax for purposes of such adjustment. For the avoidance of doubt, to the extent any Seller has prepaid or deposited any amounts of any Asset Taxes prior to the Closing Date, such Seller shall receive credit for such amounts in determining payments of Asset Taxes. Buyer shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Governmental Entity of all Asset Taxes that become due and payable after the Closing Date. Sellers shall be responsible for the preparation and timely filing of any Tax Returns and payment to the applicable Governmental Entities of all Asset Taxes that become due and payable on or prior to the Closing Date.

(c)           Cooperation and Audits. Buyer and Sellers will cooperate fully with each other regarding Tax matters and will make available to the other as reasonably requested all information, records and documents relating to Taxes with regard to the Transferred Assets until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes. Notwithstanding anything in this Section 6.4(c) to the contrary, Sellers, Buyer and their respective Affiliates shall not be required to provide to Sellers and their respective Affiliates or Buyer and its Affiliates, as the case may be, any records, Tax Returns or any other information, in each case, to the extent such records, Tax Returns, or any other information do not relate to the Transferred Assets.

(d)           Purchase Price Allocation.

(i)            As promptly as practicable after the Closing Date, but no later than 30 days thereafter, and subject to Section 6.4(d)(iii), Buyer will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and the Transferred Assets, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Proposed Allocation Statement”). Sellers will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Buyer in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of their objections. If Sellers fail to deliver an Allocation Notice of Objection in accordance with this Section 6.4(d)(i), the Proposed Allocation Statement will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If Sellers submit an Allocation Notice of Objection, then for 20 Business Days after the date Buyer receives the Allocation Notice of Objection, Buyer and Sellers will use their commercially reasonable efforts to agree on the allocations. If Buyer and Sellers agree on the allocations, such revised allocations will become the Final Allocation Statement. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm mutually agreeable to Buyer and Sellers, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent Sellers did not object) will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” The fees and expenses of such accounting firm will be apportioned 50% to Sellers and 50% to Buyer. For the avoidance of doubt, in administering any Action, the Bankruptcy Court shall not be required to apply the Final Allocation Statement in determining the manner in which the Purchase Price should be allocated.

(ii)           Subject to Section 6.4(d)(iii), except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law, Sellers and Buyer and their respective Affiliates will report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and neither Sellers nor Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement.

(iii)          Notwithstanding anything to the contrary contained herein, including, without limitation, this Section 6.4(d), (x) Buyer shall have the unilateral right to allocate the Purchase Price solely for the purpose of calculating the Transfer Taxes described in Section 6.4(a) with respect to the Transferred Assets and (y) Buyer shall provide written notice to Sellers no later than three Business Days prior to the Closing Date of Buyer’s Purchase Price allocation to such Transferred Assets for Transfer Tax purposes; provided, however, (A) no such Purchase Price allocation shall result in a change to the Purchase Price and (B) any Purchase Price allocation shall be reasonable and proposed for a valid business purpose. To the extent required by Law, each Seller of its respective Transferred Assets shall execute any applicable Transfer Tax return containing such allocation in accordance with this Section 6.4(d).

(e)          Buyer and Sellers agree to treat the equity issuance described in Section 2.1(a)(ii) as a tax deferred transaction to the maximum extent permitted by applicable Law.

Section 6.5             Confidentiality. Each Party acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Buyer acknowledges and understands that this Agreement, before it becomes otherwise publicly available, may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Buyer, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Sellers acknowledge and agree that from and after the Closing, all non-public information relating to the Business, the Transferred Assets and the Assumed Liabilities (other than any such information that is now or subsequently becomes generally available to the public other than as a direct or indirect disclosure by Sellers or any of their Representatives in violation of this Agreement, will be valuable and proprietary to Buyer and its Affiliates, including, but not limited to, any and all confidential and proprietary information that relates to the actual or anticipated business and/or products, research, or development of the Business, or to any technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Business’s products or services and markets, customer lists, and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other confidential and proprietary information about the Business. Sellers agree that, from and after the Closing, Sellers and their respective Representatives will hold in confidence, will not disclose to any Person and will not use any information relating to Buyer and its Affiliates, the Business, the Transferred Assets or the Assumed Liabilities, except as required by Law or Order or Bankruptcy Court requirement, or as otherwise becomes available in the public domain other than through any action by Sellers in violation of its obligations under this Section 6.5.

Section 6.6              Publicity. Except as required by the Bankruptcy Court in connection with the Bankruptcy Proceeding, with the exception of the initial press releases issued by Sequential and Buyer in connection with signing on the date hereof and the Closing Date in forms mutually agreeable to Sequential and Buyer, any disclosure statement that the Debtors may file in connection with the Bankruptcy Proceeding and any public disclosure issued by Sequential pursuant to its contractual obligations under any confidentiality agreement or as required by Law (including any SEC reporting obligation), Buyer and Sellers will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval may not be unreasonably withheld, except that such consent shall not be required in connection with ordinary or required pleadings made by any Debtor in the Bankruptcy Court or if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that Buyer or Sellers, as applicable, will consult with the other Party with respect to the text of any such required disclosure; provided further, that nothing in this Section 6.6 shall restrict any Party and its Affiliates’ disclosure of information regarding the Transactions, including information related to such Party’s determination to enter into this Agreement, to advisors, lenders, investors or prospective investors in such Party or its Affiliates.

Section 6.7             Use of Names and Marks. As soon as reasonably practicable, but in no event more than 60 Business Days after the Closing, Sellers shall cause an amendment to the certificate or articles of incorporation or formation (or any equivalent organizational documents) of each Seller to be filed with the appropriate Governmental Entity and shall take all other action necessary to change each Seller’s legal, registered, assumed, trade and “doing business as” name, as applicable, to a name or names not containing any Transferred Intellectual Property, including “Galaxy” or any name confusingly similar to the foregoing, and will cause to be filed as soon as practicable after the Closing, in all jurisdictions in which each Seller is qualified to do business, any documents necessary to reflect such change in its legal, registered, assumed, trade and “doing business as” name, as applicable, or to terminate its qualification therein. Sellers further agree that from and after the Closing, each Seller and its Subsidiaries will cease to make any use of any Transferred Intellectual Property, in whole or in part.

Section 6.8              Financing.

(a)            Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Sellers shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its senior management, agents and representatives to, provide cooperation and assistance reasonably requested by Buyer in connection with obtaining the Debt Financing, including: (i) participating in meetings, presentations and due diligence sessions with Buyer, the Debt Financing Sources and their respective Representatives and promptly furnishing such reasonably available information (including financial information) as may be reasonably requested by Buyer; (ii) executing and delivering any definitive financing documents and certificates as may be reasonably requested by Buyer (the “Financing Cooperation Request”) and otherwise facilitating the pledging of collateral and the providing of guarantees (provided that the effectiveness thereof shall be conditioned upon, or become operative after, the Closing); (iii) permitting Buyer, the Debt Financing Sources and their respective Representatives to evaluate, examine or audit the Transferred Assets and the Business, including the current assets, cash management and accounting systems and policies and procedures relating thereto, and cooperating with any reasonable requests in connection with such efforts, including due diligence requests relating thereto, (iv) furnishing Buyer, the Debt Financing Sources and their respective Representatives as promptly as practicable with available financial, borrowing base and other pertinent available information regarding the Business as may be reasonably requested by Buyer, (v) facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Buyer, including obtaining releases of existing liens, (vi) cooperating in satisfying the conditions precedent set forth in any definitive document relating to the Debt Financing, (vii) identifying any portion of the information provided in rating agency presentations, lender and investor presentations, offering documents, bank information memoranda, business projections and similar documents that constitutes material, non-public information and (viii) providing (A) documentation and other information about Sellers, the Transferred Assets and the Business as is reasonably required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (B) to the extent required by applicable Law, beneficial ownership certifications required pursuant to 31 C.F.R. § 1010.230 (provided, in the case of this clause (B), that Sellers shall not be responsible for including in any such certification information relating to the ownership of the Transferred Assets or the Business, in each case, following the Closing), in each case of this clause (v), at least five Business Days prior to the Closing Date to the extent requested by or on behalf of Buyer in writing at least ten (10) Business Days prior to the Closing Date. Sellers hereby consent to the use of any logos related to the Transferred Assets and the Business in connection with the Debt Financing; provided that such logos shall not be used in a manner that is intended to or reasonably likely to harm or disparage the Business, Sellers, any of their Subsidiaries or any of their Affiliates or the reputation or goodwill of the Business, Sellers, any of their Subsidiaries or any of their Affiliates. Sellers hereby expressly authorize the use of the financial statements and other information provided hereunder for purposes of the Debt Financing and are not aware of any limitation on the use of such financial statements required by any independent accountant.

(b)           Notwithstanding anything to the contrary contained herein, if Buyer makes a Financing Cooperation Request, nothing in this Section 6.8 shall require any such cooperation or assistance to the extent that it would (i) require any Seller to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing (other than expenses reimbursed by Buyer at or prior to Closing in accordance with the terms of Section 6.8(c)), or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, except in the case of normal costs incurred by such Seller in the ordinary course of business, for which it is not reimbursed or indemnified by Buyer, (ii) unreasonably interfere with the ongoing business or operations of Sellers and their Subsidiaries or the Business, taken as a whole, (iii) require Sellers, any of their Subsidiaries or any of their Affiliates to commit to take any action that is not contingent upon the Closing, (iv) require Sellers, any of their Subsidiaries or any of their Affiliates to take any action that would (A) subject any director, manager, officer or employee of any Seller, any of their Subsidiaries or any of their Affiliates to any actual or reasonably likely personal liability relating to the Debt Financing, (B) conflict with, violate or result in any breach of or default under any Organizational Documents of any Seller, any of its Subsidiaries or of any of their Affiliates, any Contract or any Law, (C) require providing access to or disclose information that Sellers reasonably determine would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, any Seller, any of its Subsidiaries or any of their Affiliates (provided that in such instances any Seller, any of its Subsidiaries or any of their Affiliates shall inform Buyer and its Debt Financing Sources of the general nature of the information being withheld and reasonably cooperate with Buyer and its Debt Financing Sources to provide such information, in whole or in part, in the manner that would not result in the loss of such privilege or the conflict with such applicable confidentiality requirements) or (D) require any such entity to change any fiscal period, (v) require any director or manager or equivalent of a Seller or any of its Subsidiaries to pass resolutions or covenants to approve the Debt Financing or authorize the creation of any agreements, documents or actions in connection therewith, unless, in each case, such documents shall not become effective until the Closing or thereafter, (vi) cause or result in any representation or warranty in Article III of this Agreement to be inaccurate or breached, (vii) cause or result in any closing condition set forth in Article VII to fail to be satisfied or (viii) otherwise cause the breach of this Agreement.

(c)            If a Financing Cooperation Request is made by Buyer to Sellers, Buyer shall (i) promptly upon request by any Seller, reimburse Sellers for all reasonable and documented out of pocket fees, costs and expenses (including, to the extent incurred at the request or consent of Buyer, reasonable and documented out-of-pocket legal fees) incurred by Sellers and their Affiliates in connection with the cooperation or assistance contemplated by this Section 6.8; provided, that Buyer shall not be required to reimburse Sellers for costs and expenses related to any items that Sellers would have prepared in the ordinary course of its business and (ii) indemnify and hold harmless Sellers, their Subsidiaries and their Affiliates and representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Buyer pursuant to this Section 6.8 and any information used in connection therewith, other than to the extent such losses are a result of Sellers’ fraud, gross negligence or willful misconduct or Sellers acting in bad faith through the knowing, intentional or the material breach of Sellers’ obligations under this Section 6.8. Without limiting the foregoing and if a Financing Cooperation Request is made by Buyer to Sellers, neither any Seller nor any of its Subsidiaries shall be required, under the provisions of this Section 6.8 or otherwise in connection with the Debt Financing to pay any commitment or other similar fee prior to the Closing that is not advanced to such Seller or its applicable Subsidiary.

(d)           Buyer shall use best efforts to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter on or prior to Closing. Without limiting the foregoing, Buyer shall use commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter until the earlier of (x) the funding of the Debt Financing at or prior to the Closing or (y) the termination of this Agreement, (ii) comply with all of Buyer’s obligations thereunder, (iii) satisfy (and if unable to so satisfy, use commercially reasonable efforts to obtain the waiver of) on a timely basis all conditions within Buyer’s control applicable to Buyer obtaining the Debt Financing and (iv) to enter into definitive agreements with respect to the Debt Financing reflecting terms and conditions no less favorable, taken as a whole, to Buyer with respect to conditionality than those contained in the Debt Commitment Letter, so that such agreements are in effect no later than the Closing. In the event that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived, Buyer shall use commercially reasonable efforts to cause the funding on the Closing Date of the full amount of the Debt Financing (or such lesser amount as may be required to consummate the transactions contemplated by this Agreement), and shall enforce all of its rights under the Debt Commitment Letter, including, if necessary, to comply with Section 9.7 hereof, commencing and diligently pursuing proceedings against the Debt Financing Sources in good faith. Without limiting the generality of the preceding two sentences, Buyer shall give Sellers prompt notice: (A) if Buyer or any of its Affiliates materially breaches or materially defaults under or materially deviates from the terms of, or obtains Knowledge of any other party’s material breach or material default under or material deviation from the terms of, the Debt Commitment Letter or any definitive documents related thereto; or (B) of the receipt by it of any written notice or other written communication from any Person with respect to any actual or alleged breach, default, termination or repudiation by any party of the Debt Commitment Letter or any definitive document related to the Debt Financing.

(e)            Prior to the Closing, Buyer shall not amend, modify or agree to any waiver under any Equity Commitment Letter without the prior written consent of Sellers if such amendment, modification or waiver would (i) reduce the aggregate amount committed pursuant to the Equity Commitment Letters below an amount sufficient to satisfy the payment obligations of Buyer in cash at the Closing under this Agreement or (ii) impose new or additional conditions to the funding of such amounts. Prior to the Closing, neither Buyer nor any of its Affiliates shall amend, modify, supplement, replace or agree to any waiver or consent under the Debt Commitment Letter without the prior written consent of Sellers if such amendment, modification, supplement, replacement or waiver would (i) reduce the aggregate amount of the Debt Financing below an amount sufficient to satisfy the payment obligations of Buyer in cash at the Closing under this Agreement, including by changing the amount of fees to be paid or original issue discount of the Debt Financing, or (ii) impose new or additional conditions to the Debt Financing, otherwise materially directly or indirectly expand, amend or modify any of the conditions to the Debt Financing in a manner that would reasonably be expected to (A) delay, prevent, or impair the funding or availability of all or any portion of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (B) adversely affect the ability of Buyer to enforce its material rights against the Debt Financing Sources or any other parties to the Debt Commitment Letter or any definitive documents related thereto or (C) adversely affect the ability of Buyer to timely consummate the transactions contemplated hereby; provided that Buyer may modify, amend or supplement the Debt Commitment Letter to (A) correct typographical errors or mistakes, (B) add lenders, arrangers, bookrunners, agents or similar entities or titles that have not executed the Debt Commitment Letter as of the date hereof or amend titles, allocations and fee sharing arrangements in connection therewith or (C) increase the amount of the Debt Financing. Notwithstanding any of the foregoing, Buyer may reduce the commitment under the Debt Commitment Letter on a dollar-for-dollar basis with the net proceeds of consummated offerings or other incurrences of any debt for borrowed money incurred after the date of this Agreement for the purpose of financing payment of the Cash Consideration and other amounts payable by Buyer or its Subsidiaries pursuant to this Agreement and the other Transaction Documents to which Buyer is a party. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Commitment Letter permitted pursuant to this Section 6.8(e), Buyer shall promptly deliver to Sellers a true, complete and accurate copy thereof.

(f)            In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Commitment Letter, Buyer shall (i) promptly notify Sellers in writing thereof and the reasons therefor and (ii) use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Buyer (as determined in the reasonable judgment of Buyer, taking into account the flex provisions set forth in the Debt Commitment Letter), in an amount sufficient to consummate the transactions contemplated by this Agreement.

Section 6.9              No Successor Liability. The Parties intend that, to the fullest extent permitted by Law (including under Section 363(f) of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor or successor employer any Seller, including with respect to Environmental Liabilities; (b) have, de facto or otherwise, merged with or into any Seller; (c) have any common law successor liability in relation to any Multiemployer Plan, including with respect to withdrawal liability or contribution obligations, (d) be a mere continuation or substantial continuation of any Seller; or (e) be liable for any acts or omissions of any Seller in the conduct of the Business or arising under, or related to, the Transferred Assets, other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Liability or Lien (other than Assumed Liabilities) against the Debtors or any of the Debtors’ predecessors or Affiliates, and Buyer shall have no successor or vicarious Liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets or any Liabilities of Sellers arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 6.9 shall be reflected in the Sale Order.

Section 6.10            Intercompany Arrangements. All intercompany and intracompany accounts or contracts between the Business, on the one hand, and any Seller or its Affiliates, on the other hand, shall be cancelled without any consideration or further liability to any Party and without the need for any further documentation, immediately prior to the Closing.

Section 6.11            Release; Termination of Buyer Consulting Agreement. Upon the Closing, (a) Sellers shall pay all amounts due and owing by them under the Buyer Consulting Agreement solely through the Closing Date which, for the avoidance of doubt, shall include the proration of any amounts purported to be paid on a weekly, monthly, quarterly, semi-annual or annual basis, so that the Sellers shall only be obligated to pay amounts due and owing through the Closing Date, and (b) thereafter, without any further action on the part of Buyer or Seller, the Buyer Consulting Agreement shall terminate and be of no further effect. Effective as of the Closing, (i) Buyer, on its own behalf and on behalf of its direct and indirect Affiliates, hereby absolutely, irrevocably and unconditionally releases and forever discharges Sequential and its direct and indirect Affiliates from, and agrees not to assert any cause of action or proceeding with respect to, any losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against Seller or its Affiliates, which Buyer or its Affiliates has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of the Buyer Consulting Agreement and (ii) Sequential, on its own behalf and on behalf of its direct and indirect Affiliates, hereby absolutely, irrevocably and unconditionally releases and forever discharges Buyer and its direct and indirect Affiliates from, and agrees not to assert any cause of action or proceeding with respect to, any losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against Buyer or its Affiliates, which Sequential or its Affiliates has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of the Buyer Consulting Agreement.

Section 6.12            R&W Insurance Policy.

(a)            Buyer shall cause any R&W Insurance Policy purchased by Buyer with respect to the Transactions to include terms to the effect that the insurer waives its rights to bring any claim against Sellers by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against Sellers to the extent that the relevant losses arose out of Fraud by Sellers, and will ensure that such terms are held by Buyer in trust for Sellers.

(b)           Sellers shall, and shall cause each of their Subsidiaries and their respective directors, officers, managers, employees, members and Representatives to, provide reasonable access upon reasonable advance notice and during business hours to the books, records and personnel and other Representatives of the Sellers and each of their Subsidiaries, as may be reasonably requested by Buyer or any insurance broker or insurance carrier in connection with working with Buyer in connection with Buyer’s considering or obtaining the R&W Insurance Policy prior to the Closing.

Section 6.13            Receivables.

(a)           Subject to reduction pursuant to Section 2.2, within ten (10) Business Days following receipt of any amounts relating to Shared Receivables, Buyer shall pay or cause to be paid to Sellers the Seller Portion of any such amounts actually received, net of any taxes with respect thereto and shall, concurrently with such payment, deliver to Sellers a statement setting forth a calculation of such payment in sufficient detail to identify the accounts with respect to which such payments relate.

(b)           Subject to reduction pursuant to Section 2.2, within ten (10) Business Days following receipt of any amount of the East Asia Delinquent Accounts Receivables, Buyer shall pay or cause to be paid to the Term B Lenders 50% of such collected amount (each such payment, an “East Asia A/R Payment”) and shall, concurrently with such payment, deliver to Sellers a statement setting forth a calculation of such payment in sufficient detail to identify the accounts with respect to which such payments relate. The Term B Lenders shall be third party beneficiaries of this Section 6.13.

(c)           Notwithstanding the foregoing or anything herein to the contrary, in no event shall Buyer by required to make any payments under Section 6.13(a) or Section 6.13(b) prior to Buyer’s submission of the Closing Date Statement in accordance with Section 2.2(a). Upon Buyer’s submission of the Closing Date Statement, in the event the Final Cash Consideration (as set forth in the Closing Date Statement) is less than the Estimated Cash Consideration, Buyer shall promptly pay to Sellers all amounts payable pursuant to Section 6.13(a) and Section 6.13(b) in excess of the amount by which the Shortfall Amount included in the Closing Date Statement exceeds the Escrow Amount and may continue to withhold payments under Section 6.13(a) and Section 6.13(b) up to the amount by which the Shortfall Amount included in the Closing Date Statement exceeds the Escrow Amount, until the Final Cash Consideration is finally determined pursuant to Section 2.2(c) and Section 2.2(d) and any resulting Shortfall Amount is fully paid.

(d)           The dispute procedures set forth in Section 2.2 shall govern in the event of a dispute with respect to any of the payments contemplated by this Section 6.13.

(e)            Buyer shall, subject to applicable Law, use commercially reasonable efforts to collect the East Asia Delinquent Accounts Receivable and the Shared Receivables to the same extent as Buyer would in the ordinary course of its business if the East Asia A/R Payments and the Seller Portion of the Shared Receivables were not payable to Sellers, and shall not offset any East Asia Delinquent Accounts Receivable or Shared Receivables against amounts otherwise owed by Buyer or any of its Subsidiaries or Affiliates.

Section 6.14            Expense Reimbursement. Immediately following the execution of this Agreement, Sellers shall deliver to Buyer an amount equal to the Expense Reimbursement Amount by wire transfer of immediately available funds, which amount Buyer shall be entitled to utilize to satisfy its reasonable and documented expenses whether incurred prior to or following the Petition Date and whether or not the Bankruptcy Court enters the Bid Procedures Order.

Section 6.15            Data Room. As promptly as practicable following the date hereof, and in any event prior to the Closing, Sellers shall deliver to Buyer an electronic copy of the Data Room as of 11:59 p.m. eastern time on the date that was two (2) Business Days prior to the date hereof.

Section 6.16           Consulting Agreement. From the date hereof through the Closing Date, Sellers shall pay to Buyer amounts due and owing pursuant to the terms of the Buyer Consulting Agreement.

Article VII

CONDITIONS TO CLOSING

Section 7.1              Conditions Precedent to Each Party’s Obligation. The Parties’ obligations to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties in whole or in part to the extent permitted by applicable Law):

(a)            the waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated;

(b)           there shall not be in effect any Order of a Governmental Entity of competent jurisdiction or any Law preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Transactions; and

(c)           the Bankruptcy Court shall have entered each of the Bid Procedures Order and the Sale Order, and the Sale Order shall have become a Final Order and shall be in full force and effect.

Section 7.2              Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a)            (i) the Fundamental Representations shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date (in each case except for any failure to be so true and correct that is de minimis in nature); and (ii) all other representations of Sellers contained in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall be true and correct on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except in either case for any failure of any such representation and warranty to be so true and correct that has not had, individually or in the aggregate, a Material Adverse Effect;

(b)          Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c)            Buyer shall have received from Sellers a certificate signed by an authorized officer of Sellers on behalf of Sellers certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied;

(d)           since the date of this Agreement, there shall not have been any Material Adverse Effect;

(e)            Sellers shall have assumed and assigned to Buyer the Closing Assumed Contracts and the Additional Assumed Contracts, in each case pursuant to Section 365 of the Bankruptcy Code, the Sale Order, the Bid Procedures Order and Section 1.5 subject to Buyer’s provision of adequate assurance of future performance in respect of the Closing Assumed Contracts and the Additional Assumed Contracts as may be required under Section 365 of the Bankruptcy Code; and

(f)            Sellers shall have delivered (or caused to be delivered) each of the documents and instruments to be delivered by Sellers at the Closing pursuant to Section 2.5.

Section 7.3             Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)            the representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality limitations, such as “material,” “in all material respects” or “Buyer Material Adverse Effect”, set forth therein) on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for any failure of any such representation and warranty to be so true and correct that has not had, individually or in the aggregate, a Buyer Material Adverse Effect;

(b)           Buyer shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Buyer prior to or on the Closing Date;

(c)            Sellers shall have received from Buyer a certificate signed by an authorized officer of Buyer on behalf of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)           Buyer shall have delivered (or caused to be delivered) each of the documents and instruments to be delivered by Buyer at the Closing pursuant to Section 2.4.

Section 7.4             No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the Transactions set forth in Section 7.1, Section 7.2 or Section 7.3 as the case may be, to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to use its commercially reasonable efforts (or such other applicable efforts standard expressly contemplated hereby) to satisfy the conditions to the consummation of the Transactions or by any other breach of a representation, warranty, or covenant hereunder.

Article VIII

TERMINATION

Section 8.1             Termination of Agreement Prior to Closing. This Agreement may be terminated prior to the Closing as follows:

(a)            by mutual written consent of Buyer and Sellers;

(b)           automatically, if the Bankruptcy Court enters an order approving an Alternative Transaction (unless Buyer has submitted a Buyer Backup Bid);

(c)            by either Party, upon written notice to the other Party:

(i)             if the Closing has not occurred by 5:00 p.m., prevailing Eastern time, on the date that is 75 days after the Petition Date (the “Termination Date”), which date (x) shall be extended (by the same number of days) to the extent the Milestone set forth in Section 8.1(d)(ii)(E) is extended pursuant to the Bid Procedures Order, and (y) be extended by mutual agreement of the Parties; provided that if the Closing has not occurred on or before the Termination Date due to a material breach of any covenants or agreements contained in this Agreement by Buyer or Sellers so as to cause any of the conditions of the other Party set forth in Section 7.1, Section 7.2 or Section 7.3, to not be satisfied, as applicable, then such breaching Party may not terminate this Agreement pursuant to this Section 8.1(c)(i);

(ii)            if there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the party so requesting termination shall have complied with Section 6.3;

(iii)           if, other than as a result of a request by any Seller, the Bankruptcy Proceeding of any Seller is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or an order is entered by the Bankruptcy Court appointing a trustee or other Person for operation or administration of any of the Sellers or their Business or assets, or a responsible officer for any of the Sellers, or an examiner with enlarged power relating to the operation or administration of Sellers or its Business or assets; or

(iv)          if Buyer is not selected as a Successful Bidder or the Backup Bidder (but only if Buyer has submitted a Buyer Backup Bid) at the conclusion of the Auction;

(d)           by Buyer, upon written notice to Sellers:

(i)             in the event of (x) a willful breach of Sections 5.1(a), Section 5.1(b) or Section 5.2(a) by Sellers or (y) a material breach by Sellers of any representation or warranty or any other covenant or agreement contained in this Agreement that in the case of this clause (y) (A) would result in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied if such breach remained uncured as of the Closing, and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Buyer to Sellers of such breach; provided that Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)            in the event Sellers have not (A) commenced the Bankruptcy Proceeding within one day of execution of this Agreement, (B) filed the Bid Procedures Motion within one day of the Petition Date, (C) obtained entry of the Bid Procedures Order within 23 days following the Petition Date, (D) conducted and concluded the Auction within 60 days following the Petition Date, or (E) obtained entry of the Sale Order within 65 days of the Petition Date (each of the foregoing (A)-(E), a “Milestone”); provided that, in each case, if Sellers have failed to meet a Milestone on or prior to the date set forth herein, Sellers shall have five Business Days to meet such Milestone after the giving of written notice by Buyer to Sellers that such Milestone was not met; provided further that, to the extent any such Milestone is extended pursuant to the Bid Procedures Order, such Milestone shall be deemed to be extended hereunder;

(iii)           if, following entry of the Bid Procedures Order or the Sale Order, any provision of either the Bid Procedures Order or Sale Order is amended, modified or supplemented without Buyer’s prior written consent or is voided, reversed or vacated; provided, that should the Bid Procedures Order or Sale Order be reversed, termination of this Agreement is subject to the Seller’s rights to appeal to a higher court; provided, further, the immediately preceding proviso is subject to Buyer’s other rights of termination set forth herein; provided, further, that if the Bid Procedures Order is voided post-Closing, the Transactions will remain consummated; or

(iv)          if (A) any Seller seeks to have the Bankruptcy Court enter an Order (I) dismissing, or converting into cases under Chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under Chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Proceeding, or (II) appointing a trustee in the Bankruptcy Proceeding or appointing a responsible officer or an examiner with enlarged powers (other than a fee examiner) relating to the operation of any Seller’s business pursuant to Section 1104 of the Bankruptcy Code, or (B) such an order of dismissal, conversion or appointment is entered for any reason and is not reversed or vacated within 14 days after the entry thereof; or

(e)            by Sellers, upon written notice to Buyer:

(i)             in the event of a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement, if (A) such breach would result in a failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied if such breach remained uncured as of the Closing, and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within 30 days after the giving of written notice by Sellers to Buyer of such breach; provided that Sellers are not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(ii)            if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) Sellers have irrevocably confirmed by written notice to Buyer that (1) all conditions set forth in Section 7.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that they would be willing to waive any unsatisfied conditions in Section 7.3 at the Closing, and (2) they are ready, willing and able to consummate the Closing and (C) Buyer fails to consummate the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3; or

(iii)           if Sequential’s board of directors, based on the advice of outside legal counsel, determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties or applicable law.

Section 8.2              Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in Section 5.3, this Section 8.2, Section 8.3, Article IX and in the Confidentiality Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 8.2 shall be deemed to release any Party from liability for (i) any willful or material breach of the covenants in this Agreement prior to termination or (ii) any willful and material breach of the representations in this Agreement prior to termination.

Section 8.3              Fees and Expenses Following Termination.

(a)            If this Agreement is terminated by (i) operation of Section 8.1(b), (ii) either Party pursuant to Section 8.1(c)(iv), (iii) Buyer pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iv)(A), or (iv) Seller pursuant to Section 8.1(e)(iii), then Sellers shall pay to Buyer (by wire transfer of immediately available funds), an amount equal to the Seller Termination Fee no later than the date that is the earlier of (x) 45 days of the date of such termination and (y) the date of consummation of an Alternative Transaction. If this Agreement is terminated by Buyer pursuant to Section 8.1(d)(i), then Sellers shall pay to Buyer (by wire transfer of immediately available funds), within ten (10) Business Days after such termination, an amount equal to the Seller Termination Fee. If this Agreement is (x) terminated by Buyer pursuant to Section 8.1(d)(iii) or Section 8.1(d)(iv)(B) or by either Party pursuant to Section 8.1(c)(iii) and (y) within one year of such termination the Sellers enters into or consummate an Alternative Transaction, then Sellers shall pay to Buyer (by wire transfer of immediately available funds), an amount equal to the Seller Termination Fee no later than the date of the consummation of such Alternative Transaction.

(b)           If this Agreement is terminated by Sellers pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii), then Buyer shall pay to Sellers (by wire transfer of immediately available funds), within ten (10) Business Days after such termination, an amount equal to the Buyer Termination Fee; provided, that if the Debt Financing Sources’ failure to consummate the Debt Financing when required to so pursuant to the terms of the Debt Commitment Letter (a “Debt Financing Failure”) is the sole cause of Buyer’s breach in the event of a termination pursuant to Section 8.1(e)(i) or failure to close in the event of a termination pursuant to Section 8.1(e)(ii), Buyer shall not be required to pay the Buyer Termination Fee to Seller.

(c)           The Parties acknowledge and hereby agree that the provisions of this Section 8.3 and Section 5.3 are an integral part of the Transactions, in light of the difficulty of accurately determining actual damages with respect to the foregoing, the amount of such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and that, without such provisions, the Parties would not have entered into this Agreement. If a Party shall fail to pay in a timely manner the amounts due pursuant to this Section 8.3 or Section 6.14, and, in order to obtain such payment, Sellers or Buyer makes a claim against the other Party pursuant to this Section 8.3 or Section 5.3 that results in a judgment, Sellers or Buyer, as applicable, shall pay to the claimant the reasonable costs and expenses of such Party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.3 or Section 5.3, as applicable, at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The Parties acknowledge and agree that in no event shall Sellers or Buyer be obligated to pay the Seller Termination Fee or Buyer Termination Fee, as applicable, on more than one occasion.

(d)           Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that (i) in the event that the Seller Termination Fee is payable and paid by Sellers to Buyer, or the Buyer Termination Fee is payable and paid by Buyer to Sellers, the Seller Termination Fee or the Buyer Termination Fee, as applicable, shall be the sole and exclusive remedy under any Theory of Liability under this Agreement of such Party and their respective Subsidiaries and any of their respective Related Persons, for any loss suffered as a result of the failure of the Closing or the other Transactions to be consummated or for a breach or failure to perform hereunder or otherwise (whether intentional, willful, negligent or otherwise), and, upon payment of such amount, none of any Party’s Related Persons shall have any further liability or obligation relating to or arising out of this Agreement, the Closing or the other Transactions and no Party or its Related Persons shall be entitled to assert, bring or maintain, and each Party on behalf of itself and its Related Persons, hereby waives any right to assert, bring or maintain, any claim, suit, action or proceeding against such other Party or its Related Persons arising out of or in connection with this Agreement or the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through any Theory of Liability, (ii) if a Debt Financing Failure was the sole cause of any breach by Buyer under this Agreement (including a failure to consummate the Transactions) giving rise to the termination of this Agreement, Buyer shall not have any liability to Sellers or any other Person for such breach, (iii) under no circumstances will Sellers or any of their respective Related Persons be entitled to monetary damages in excess of the amount of the Buyer Termination Fee and (iv) under no circumstances will Buyer or any of its Related Persons be entitled to monetary damages in excess of the amount of the Seller Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will Sellers be entitled to, and in no event shall Sellers seek to recover, monetary damages from any Related Persons of Buyer. Each Party’s Related Persons shall be third party beneficiaries of this Section 8.3. For purposes hereof, “Theory of Liability” shall mean any claim, obligation, liability, cause of action, or proceeding (in each case, whether in contract or in tort, at law or in equity, or pursuant to law or equity) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement or any document referenced herein, or the negotiation, execution, performance, termination or breach (whether intentional, willful, negligent or otherwise) of this Agreement or any other document referenced herein, including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement and including theories of equity, agency, control, instrumentality, alter ego, domination, sham, single-business enterprise, piercing the veil, unfairness, undercapitalization or otherwise. Upon payment of the Buyer Termination Fee, none of Buyer or any Related Person of Buyer will have any further liability or obligation to Sellers relating to or arising out of this Agreement or the Transactions other than for collection costs or expenses that Buyer requested the Sellers incur, and that Sellers actually incurred, in accordance with the terms of this Agreement. Upon payment of the Seller Termination Fee, none of Sellers nor any Related Person of Sellers will have any further liability or obligation to Buyer relating to or arising out of this Agreement or the Transactions other than for collection costs or expenses that Buyer requested the Sellers incur, and that Sellers actually incurred, in accordance with the terms of this Agreement. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Article IX

MISCELLANEOUS

Section 9.1              No Survival. Between the Parties (and not, for the avoidance of doubt, for purposes of the R&W Insurance Policy), none of the representations, warranties or covenants (other than covenants that expressly survive the Closing) contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing.

Section 9.2             Notices. Unless otherwise set forth herein, all notices and other communications, including consents and waivers, to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) delivered by registered or certified mail, return receipt requested with notice by email of such delivery or (b) sent by email to the email addresses set forth below.

To Buyer:

c/o Gainline Capital Partners LP

700 Canal Street, 5th Floor

Stamford, CT 06902

Attn:	Allan Weinstein
Email:	allan@gainlinecapital.com

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attn:	Gregory B. Astrachan
Paul V. Shalhoub
Jonathan S. Kubek
Email:	gastrachan@willkie.com
pshalhoub@willkie.com
kubek@willkie.com

To Sellers or Debtors:

Sequential Brands Group, Inc.

1407 Broadway

38th Floor

New York, NY 10018

Attn:	Eric Gul
Email:	EGul@sbg-ny.com

With a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attn:	Joshua Brody
William Sorabella
Jason Zachary Goldstein
Email:	brody@gibsondunn.com
wsorabella@gibsondunn.com
goldstein@gibsondunn.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies to outside counsel are for convenience only and the provision of a copy to outside counsel does not constitute notice or alter the effectiveness of any notice, request, instruction or other communication otherwise made or given in accordance with this Section 9.2.

Section 9.3              Entire Agreement; Amendments and Waivers. This Agreement (including any exhibits and schedules hereto), the Confidentiality Agreement and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed, in the case of an amendment, supplement or change, by Buyer and Sequential, or in the case of a waiver, by the Party against whom enforcement of such waiver is sought. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 9.4             Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth herein, nothing in this Agreement or any other Transaction Document (including any exhibit or schedule hereto or thereto) will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Buyer (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents will be void; provided, however, that (a) Buyer may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates (including to a Buyer Designee), (b) Buyer may collaterally assign its rights and benefits hereunder, in whole or in part, to any of the Debt Financing Sources in connection with the Debt Financing and (c) each Seller may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, in the case of each of clauses (a), (b) and (c) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Buyer will also apply to any such assignee unless the context otherwise requires.

Section 9.5              Expenses. Except with regard to the Expense Reimbursement Amount or as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of Sellers, on the one hand, and Buyer, on the other hand, will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto. For the avoidance of doubt, the cost of the R&W Insurance Policy, and the fees and expenses incurred in connection with obtaining R&W insurance, will be the sole cost and expense of Buyer, and Seller will not have any liability with respect thereto.

Section 9.6              Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

Section 9.7              Specific Performance.

(a)           The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement. Accordingly, prior to a valid termination of this Agreement in accordance with its terms, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages. The rights set forth in this Section 9.7 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Buyer’s obligation to consummate the Closing survive if this Agreement is terminated in accordance with its terms.

(b)           The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Buyer or Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Buyer or Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 9.7.

(c)            Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that Sellers shall be entitled to specific performance to cause Buyer (i) to consummate and obtain the Debt Financing (which may include bringing claims or actions against the Debt Financing Sources) on the terms and conditions of the Debt Commitment Letter, solely if (A) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied or waived upon the Closing) at the time when the Closing would have occurred pursuant to the terms hereof, (B) all conditions to the consummation of the Debt Financing provided for by the Debt Commitment Letter have been satisfied (or, with respect to certificates to be delivered at the consummation of the Debt Financing, are capable of being satisfied upon consummation) at the time when the Closing would have occurred pursuant to the terms thereof and (C) Sellers have irrevocably confirmed in a written notice delivered to Buyer that (1) all conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 at the Closing, and (2) if the Debt Financing were consummated, it would take such actions that are within its control to cause the Closing to occur in accordance with this Agreement and (ii) to effect the Closing solely if (A) the Debt Financing has been consummated in accordance with the terms thereof or the Debt Financing Sources have confirmed in writing that the Debt Financing shall be consummated at the Closing and (B) Sellers have irrevocably confirmed to Buyer in writing that (1) (1) all conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those to be satisfied at the Closing itself, each of which is capable of being, and is, satisfied upon the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 at the Closing, and (2) Sellers stand ready, willing and able to proceed with the Closing if specific performance is granted and the Debt Financing is consummated.

(d)           Notwithstanding the foregoing, the Parties hereby acknowledge and agree that in no event shall Sellers or any of their Related Persons or Affiliates, or any of their respective Related Persons or Affiliates be entitled to seek (or force, or seek the remedy of specific performance to make, Buyer or any of its Related Persons or Affiliates to seek) the remedy of specific performance of this Agreement, the Debt Commitment Letter, the Debt Financing or any other financing, in each case, against any Debt Financing Source.

Section 9.8              Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)           Without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 9.2; provided, however, that if the Bankruptcy Proceeding has been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the Supreme Court of the State of New York, New York County, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 9.2; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)            Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

Section 9.9     Interpretation; Construction.

(a)            The Table of Contents, Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(b)            Unless otherwise specified in this Agreement or the context otherwise requires: (i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular and the singular shall include the plural; (iii) all Preamble, Recital, Article, Section, clause, Schedule and Exhibit references used in this Agreement are to the preamble, recitals, articles, sections, clauses, schedules and exhibits to this Agreement; (iv) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (v) the terms “date hereof” and “date of this Agreement” mean the date first written above; (vi) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) (A) any reference to “days” means calendar days unless Business Days are expressly specified and (B) any reference to “months” or “years” shall mean calendar months or calendar years, respectively, in each case unless otherwise expressly specified; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (ix) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (x) the term “made available” means made available in the Data Room and accessible by Buyer and its Representatives at least two Business Days prior to the date hereof; (xi) a reference herein to $ or dollars is to U.S. dollars; and (xii) references herein to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof.

(c)            Unless otherwise specified in this Agreement, any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

(d)            Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity, and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(e)            Unless otherwise specified in this Agreement all references in this Agreement to this Agreement mean this Agreement (taking into account the provisions of Section 9.3) as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(f)            With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(g)            All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meaning set forth in Exhibit A, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

Section 9.10     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be negotiated in good faith by the Parties so as to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.11     Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 9.12     Bulk Transfer Laws. The Parties intend that, under section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets shall be free and clear of any encumbrances arising out of bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with “bulk sales,” “bulk transfers” or similar Laws in respect of the Transactions.

Section 9.13     Non-Recourse. All Actions (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Transactions may be made only against (and are expressly limited to) the Persons that are expressly identified as Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to, a Contracting Party (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Actions, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Transactions or based on, in respect of, or by reason of this Agreement (or the negotiation, execution, performance or breach thereof) or the Transactions; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Transactions or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The Parties acknowledge and agree that the Non-Party Affiliates are intended third party beneficiaries of this Section 9.13.

Section 9.14     Seller Designation. Each Seller hereby designates Sequential to execute any and all instruments, certificates or other documents on behalf of such Seller, and to do any and all other acts or things on behalf of such Seller, which Sequential may deem necessary or advisable, or which may be required pursuant to this Agreement, any other Transaction Document or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder, including the exercise of the power to: (a) execute any other Transaction Document on behalf of such Seller, (b) act for such Seller with respect to any determination of the Estimated Cash Consideration and the Final Cash Consideration under this Agreement, (c) give and receive notices and communications to or from Buyer relating to this Agreement, any other Transaction Document or any of the transactions and other matters contemplated hereby or thereby, (d) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, any dispute between Buyer, on the one hand, and Sellers, on the other hand, in each case relating to this Agreement, any other Transaction Document or any of the transactions and other matters contemplated hereby or thereby, (e) grant any waiver, consent or approval, or election, and making any filings with any Governmental Entity, on behalf of such Seller under this Agreement or any other Transaction Document, and (f) take all actions necessary or appropriate in the judgment of Sequential for the accomplishment of the foregoing. Sequential shall have authority and power to act on behalf of each other Seller with respect to the disposition, settlement or other handling of all claims under this Agreement and any other Transaction Document and all rights or obligations arising hereunder or thereunder. Each Seller shall be bound by all actions taken and documents executed by Sequential in connection with this Agreement and any other Transaction Document, and Buyer shall be entitled to rely on any action or decision of Sequential. The appointment of Sequential as each other Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent any such Seller with regard to this Agreement or any other Transaction Document. The appointment of Sequential as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

Section 9.15     No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Sellers or Buyer or any officer, director, employee, Representative or investor of any Party.

Section 9.16     Disclosure Schedules. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures in the Disclosure Schedules. Where a reference is made only to a particular disclosed document, the full contents of the document are deemed to be disclosed. Inclusion of information in the Disclosure Schedules will not be construed (i) as an admission that such information is material to the Business, (ii) as an admission of Liability or obligation of any Seller to any third Person, or (iii) to mean that such information is required to be disclosed by this Agreement. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure is most likely to relate, together with appropriate cross-references when disclosure is applicable to other sections of this Agreement; provided, however, that any disclosure in any section of the Disclosure Schedules will apply to and will be deemed to be disclosed in any other section of the Disclosure Schedules, so long as the applicability of such disclosure is reasonably apparent on its face. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party or other Person shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

GAINLINE GALAXY HOLDINGS LLC

By:	/s/ Allan Weinstein
Name: Allan Weinstein
Title: President

[Signature Page to Asset Purchase Agreement]

sequential brands group, inc.

By:	/s/ Lorraine DiSanto
Name: Lorraine DiSanto
Title: Chief Financial Officer
GALAXY BRANDS LLC

By:	/s/ Lorraine DiSanto
Name: Lorraine DiSanto
Title: Chief Financial Officer

THE BASKETBALL MARKETING COMPANY, INC.

By:	/s/ Lorraine DiSanto
Name: Lorraine DiSanto
Title: Chief Financial Officer

AMERICAN SPORTING GOODS CORP

By:	/s/ Lorraine DiSanto
Name: Lorraine DiSanto
Title: Chief Financial Officer

GAIAM AMERICAS, INC.

By:	/s/ Lorraine DiSanto
Name: Lorraine DiSanto
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
Definitions

Unless otherwise defined in this Agreement, the following terms have the meaning specified in this Exhibit A.

“Action” means any action, suit, petition, plea, charge, claim, counterclaim, demand, hearing, inquiry, right, cause of action, complaint, grievance, summons, litigation, investigation, prosecution, contest, inquest, audit, examination, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), mediation, arbitration or other similar matter.

“Actual Spend” means the amount actually paid by Sellers or their Affiliates in the current calendar year with respect to marketing expenses for the Business as of the Closing Date.

“Additional Assumed Contracts” means the executory Seller Contracts listed on Schedule 1.1(f) as modified by Buyer from time to time pursuant to Section 1.5(d) between the date hereof and two Business Days prior to the Closing Date (the “Additional Assumed Contracts Schedule”).

“Additional Assumed Contracts Schedule” has the meaning set forth in the definition of “Additional Assumed Contracts”.

“Additional Cash Consideration” means such additional amount of cash, if any, that Buyer may determine in its sole discretion to fund at Closing.

“Additional Rejected Contracts” means all Contracts other than the Closing Assumed Contracts and Additional Assumed Contracts that Buyer designates to reject from time to time as set forth on the Rejected Contracts Schedule pursuant to Section 1.5(d)(ii) prior to the Designation Deadline.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 6.4(d)(i).

“Alternative Transaction” means any reorganization, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring or similar transaction of or by any Seller involving any of the Transferred Assets other than to Buyer pursuant to this Agreement; provided, however, that an Alternative Transaction shall not include pursuit of confirmation of a Chapter 11 plan of liquidation if it does not and will not delay, and is not inconsistent with, the transactions contemplated by this Agreement, confirmation of which plan shall take place solely following the Bankruptcy Court’s entry of the Sale Order, with the occurrence of any “effective date” or similar concept under such plan subject to the occurrence of the Closing Date.

“AML Laws” has the meaning set forth in Section 3.9(e).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Business.

“Assigned Actions” has the meaning set forth in Section 1.1(f).

“Assumed Accounts Payable” has the meaning set forth in Section 1.3(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption and Assignment Agreements” has the meaning set forth in Section 2.4(c).

“Auction” has the meaning set forth in the Bid Procedures Order.

“Audit Firm” has the meaning set forth in Section 2.2(c).

“Avoidance Action” means any avoidance claims, right, recovery, subordination or cause of action or remedies under Chapter 5 of the Bankruptcy Code, including any proceeds thereof, and any analogous state law claims and proceeds thereof, in each case, that relates to the Transferred Assets or the Business.

“Backup Bid” has the meaning set forth in the Bid Procedures.

“Backup Bidder” has the meaning set forth in the Bid Procedures.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other compensation and benefits plans, policies, trust funds, programs, arrangements or payroll practices, including Multiemployer Plans, and each other stock purchase, stock option, restricted stock, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, restrictive covenant, and other benefit plan, policy, trust fund, program, arrangement or payroll practice, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, funded, unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Sellers or any of their respective Affiliates, or under which the Sellers or any of their respective Affiliates has any current or potential Liability.

“Bid Procedures” has the meaning set forth in the Bid Procedures Order.

“Bid Procedures Motion” has the meaning set forth in Section 5.1.

“Bid Procedures Order” means an order entered by the Bankruptcy Court in the form of Exhibit D, with only such material changes as acceptable to Sellers and Buyer in their respective sole discretion.

“Bid Protections” means the Seller Termination Fee.

“Bill of Sale” has the meaning set forth in Section 2.4(d).

“Budget” means the 2021 annual budget for the Business approved and adopted by Sequential as set forth on Schedule 6.2.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day ending at 11:59 p.m., prevailing Eastern time, other than a Saturday, a Sunday, a day on which banks in New York, New York are authorized or required by Law, executive order or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Consulting Agreement” means the Consulting Agreement between Galaxy Universal LLC and Seller effective as of January 1, 2021, as amended.

“Buyer Designee” has the meaning set forth in Section 1.9.

“Buyer Material Adverse Effect” means effect, event, change, occurrence, condition or state of facts that, individually or in the aggregate, is or would reasonably be expected to materially and adversely hinder or delay Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Documents.

“Buyer Termination Fee” means an amount equal to $16,650,000.

“Carve-Out” has the meaning given to it in the DIP Order.

“Cash” means all cash, cash equivalents and liquid investments, including marketable securities, bank deposits, investment accounts and similar items, excluding any security deposits or similar restricted cash and cash equivalents.

“Cash Consideration” means an amount equal to (a) $55,500,000, less (b) the Delinquent Accounts Receivable Deficiency, less (c) 50% of any amounts related to the East Asia Delinquent Accounts Receivable collected by Sellers between the date hereof and the Closing, less (d) the Closing Assumed Accounts Payable, less (e) the Marketing Adjustment, plus (f) the Additional Cash Consideration; provided, that there shall be no duplication that results in the Cash Consideration being reduced twice by the same liability.

“Closing” has the meaning set forth in Section 2.3.

“Closing Assumed Accounts Payable” means the Assumed Accounts Payable as of the Closing.

“Closing Assumed Contracts” has the meaning set forth in Section 1.1(d), except to the extent included in Excluded Assets.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Statement” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commitment Letters” has the meaning set forth in Section 4.4(a).

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement, dated as of January 25, 2021 by and between Sequential and Buyer.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, settlement, use agreement, occupancy agreement, permit, concession, franchise, note, bond, loan or credit agreement, mortgage, indenture, obligation, instrument, promise, undertaking, trust document, insurance policy, purchase order, commitment or other arrangement or understanding (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Contracting Parties” has the meaning set forth in Section 9.13.

“COVID-19 Measures” means (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law or Order, decree, judgment, injunction or other legal requirement, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, (ii) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by Sellers directly or indirectly (A) for the protection of the health or safety of Sellers’ employees, customers, vendors, service providers or any other persons, (B) to preserve the assets utilized in connection with the business of Sellers, or (C) that are otherwise substantially consistent with actions taken by other companies in the industries or geographic regions in which Sellers operate, in each case, in connection with or in response to COVID-19 or (iii) any change, event, occurrence or effect of any of the matters contemplated by clause (i) or (ii) of this definition.

“Cure Costs” means the monetary amounts that must be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Closing Assumed Contract or Additional Assumed Contract, or as otherwise agreed upon by the Parties, or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order and set forth on Schedule 1.5(c).

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws.

“Data Protection Requirements” has the meaning set forth in Section 3.16(a).

“Data Room” means that certain virtual data room hosted by Intralinks with the project name “Project Sea Breeze” and made accessible to Buyer and its Representatives.

“Debt Commitment Letter” has the meaning set forth in Section 4.4(a).

“Debt Financing” has the meaning set forth in Section 4.4(a).

“Debt Financing Failure” has the meaning set forth in Section 8.3(b).

“Debt Financing Sources” has the meaning set forth in Section 4.4(a).

“Debtors” means Sequential Brands Group, Inc., SQBG, Inc., Sequential Licensing, Inc., William Rast Licensing, LLC, Heeling Sports Limited, Brand Matter, LLC, SBG FM, LLC, Galaxy Brands LLC, The Basketball Marketing Company, Inc., American Sporting Goods Corporation, LNT Brands LLC, Joe’s Holdings LLC, Gaiam Brand Holdco, LLC, Gaiam Americas, Inc., SBG-Gaiam Holdings, LLC, SBG Universe Brands, LLC, and GBT Promotions LLC.

“Delinquent Accounts Receivable” means the accounts receivable from the licenses set forth on Schedule 1.1(a)(i) and the East Asia Delinquent Accounts Receivable.

“Delinquent Accounts Receivable Deficiency” means the amount by which the Delinquent Accounts Receivable (including Delinquent Accounts Receivable converted to guaranteed minimum royalties, but excluding the East Asia Delinquent Accounts Receivable), is lower than $26,675,000 at the Closing.

“Designation Deadline” has the meaning set forth in Section 1.5(d).

“DIP Order” means any interim or final order entered by the Bankruptcy Court approving debtor in possession financing and/or use of cash collateral in the Bankruptcy Proceedings, which shall be in form and substance satisfactory to Buyer in its sole discretion.

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Dispute Notice” has the meaning set forth in Section 2.2(c).

“East Asia A/R Payment” has the meaning set forth in Section 6.13(b).

“East Asia Delinquent Accounts Receivable” means the accounts receivable set forth on Schedule 1.1(a)(ii) or sale proceeds from the sale of such accounts receivable.

“Environmental Law” means all Laws, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Environmental Liability” means any Liability arising under Environmental Law, including (a) any Liability relating to, arising from or with respect to (i) any actual or alleged violation of any Environmental Law, (ii) any actual or alleged generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Substances at any facility or location, and (iii) any Liability arising under Environmental Law relating to, arising from or with respect to any formerly owned, leased, or operated properties or any former, closed, divested, or discontinued business operations, and (b) any Liabilities arising under Environmental Law assumed or retained by contract, operation of law, or otherwise.

“Equity Commitment Letter” has the meaning set forth in Section 4.4(a).

“Equity Financing Sources” has the meaning set forth in Section 4.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” means the account into which the Escrow Amount is deposited.

“Escrow Agent” means Kurtzman Carson Consultants, LLC.

“Escrow Agreement” means that certain Fund Services Agreement to be entered into as of the Closing Date, among Sequential, Buyer and the Escrow Agent, based upon the form attached as Exhibit G with such customary changes as are mutually agreed by the Parties prior to the Closing.

“Escrow Amount” means $1,665,000.

“Escrow Excess Amount” has the meaning set forth in Section 2.2(e).

“Estimated Cash Consideration” has the meaning set forth in Section 2.1(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.1(b).

“Estimated Debt Consideration” means indebtedness of Buyer or its Subsidiaries in an amount equal to $227,500,000, less the Additional Cash Consideration, less the Estimated Royalty Adjustment.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(i).

“Excluded Employee Liabilities” means (i) any and all Liabilities, including any Actions, obligations, payments, costs, expenses or disbursements that Sellers or any of their respective Affiliates owes or is obligated to provide, whether currently, prospectively or on a contingent basis, whether prior to, on, or following the Closing, in each case, with respect to any current or former employee of, or other service provider to, any of Sellers or any of their respective Affiliates (or any of their respective covered dependents, beneficiaries and estates), in connection with any such individual’s employment with and/or engagement by Sellers or any of their respective Affiliates, or the termination thereof, and (ii) any and all Liabilities and obligations, payments, costs, expenses or disbursements which arise under or relate to any Benefit Plan or any other employee benefit plan or arrangement.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Expense Reimbursement Amount” means an amount equal to $1,500,000.

“FCPA” has the meaning set forth in Section 3.9(c).

“Final Allocation Statement” has the meaning set forth in Section 6.4(d)(i).

“Final Cash Consideration” has the meaning set forth in Section 2.2(a).

“Final Debt Consideration” means indebtedness of Buyer or its Subsidiaries in an amount equal to $227,500,000, less the Additional Cash Consideration, less the Final Royalty Adjustment.

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect; provided, however, that if no person, entity or governmental unit has specifically questioned, challenged or objected to the good faith (as such term is used within the meaning of section 363 of the Bankruptcy Code) of Buyer at or before the time of entry of the Sale Order (any such question, challenge or objection, a “Good Faith Objection”), and the Sale Order is not subject to a pending appeal, vacatur, reversal or motion for reconsideration based on a Good Faith Objection or the Bankruptcy Court’s determination that Buyer is a good faith purchaser within the meaning of section 363 of the Bankruptcy Code, and is not subject to a stay, as of the Closing, then the Sale Order need only have been entered by the Bankruptcy Court and be in full force and effect and not subject to a stay as of the Closing in order to be considered a Final Order for purposes of Section 5.1(b) and Section 7.1(c) hereof.

“Financing” has the meaning set forth in Section 4.4(a).

“Financing Cooperation Request” has the meaning set forth in Section 6.8(a).

“Financing Sources” has the meaning set forth in Section 4.4(a).

“Fraud” means actual and intentional fraud with respect to Articles III and IV hereof that involves a knowing and intentional misrepresentation therein with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.1 (Organization; Good Standing; Qualification and Power), Section 3.2 (Authorization), Section 3.10 (Brokers and Finders) and Section 3.12(a) (Title to Transferred Assets).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, pesticides, radon, fungus, mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present, or other substances that may have an adverse effect on human health or the environment.

“Holdings Second A&R LLC Agreement” has the meaning set forth in Section 2.4(g).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Contract” has the meaning set forth in Section 1.5(c).

“Income Taxes” means any income, franchise or similar Taxes.

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums or penalties payable as a result of the repayment thereof) arising under, any obligations consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money for the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) all obligations under financing or capital leases, including obligations created or arising under any conditional sale or other title retention agreement, or incurred as financing, (iv) all deferred obligations to reimburse any bank or other Person in respect of amounts paid or advance under a letter of credit, surety bond, performance bond or other instrument and (v) all Indebtedness of others guaranteed, directly or indirectly by such Person or as to which such person has an obligation (contingent or otherwise that is substantially the economic equivalent of a guarantee or that is otherwise recognized in the financial statements of such Person).

“Intellectual Property” means all intellectual property rights arising in any jurisdiction of the world, including with respect to any of the following: (a) trademarks, service marks, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulas, methodology, models, algorithms, systems, processes, technology, patents and patent applications, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues; (c) trade secrets and rights in confidential information or information, in each case that derive independent economic value from not generally being known to the public; (d) copyrightable works, works of authorship, software (including interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof and all moral rights thereof; (e) Internet domain names; (f) social media accounts, identifiers and designations; and (g) all other proprietary rights or similar rights recognized in any jurisdiction around the world.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Sellers or any of their respective Affiliates (the “Seller Payor”) for goods or services purchased by or provided to the Seller Payor, or advances (cash or otherwise) or any other extensions of credit to the Seller Payor, in each case, from any such other Seller or any of its Affiliates (other than the Seller Payor), whether current or non-current.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Sellers or any of their respective Affiliates (the “Seller Payee”) for goods or services sold or provided by the Seller Payee or advances (cash or otherwise) or any other extensions of credit made by the Seller Payee, in each case, to any such other Seller or any of its Affiliates (other than the Seller Payee), whether current or non-current.

“IP Assignment” has the meaning set forth in Section 3.13(e).

“Knowledge” means, with respect to Sellers, the actual knowledge (after reasonable inquiry) of the Persons set forth on Schedule 1.1(e)(i), and, with respect to Buyer, the actual knowledge (after reasonable inquiry) of the Persons set forth on Schedule 1.1(e)(ii).

“Law” means any federal, state, provincial, local, or municipal law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, subpoena, discovery request, including interrogatory, decree, arbitration award, or agency requirement of any Governmental Entity.

“Legislation” has the meaning set forth in Section 3.9(c).

“Liabilities” means any and all claims (as defined in the Bankruptcy Code), debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, express or implied, primary or secondary, direct or indirect, determined, determinable or otherwise, due or to become due, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability).

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, claims, options, rights of first refusal, rights of first offer, easements, servitudes, licenses to use, occupancy agreements, encroachments, transfer restrictions or other similar rights and security interests of any kind or nature whatsoever.

“Lien Release Letters” means one or more release letters or termination statements or customary release documentation in the applicable jurisdiction with respect to obligations under the Prepetition Credit Agreements with respect to which a Lien is granted on the Transferred Assets or the Business, in form and substance reasonably satisfactory to Buyer, which letters and other instruments provide that all obligations of the Business in respect of such obligations (including any guaranty thereof), and all Liens on the Transferred Assets or any asset of the Business securing such obligations, in each case, shall be released and terminated effective concurrently with the Closing with no Liability to Buyer or any of its Affiliates, unless, in each case above, such release has been included in the Sale Order.

“Marketing Adjustment” means an amount, which may be positive or negative, equal to the Targeted Spend minus the Actual Spend.

“Material Adverse Effect” means any effect, event, change, occurrence, condition or state of facts which (A) is or would reasonably be expected to be, individually or when considered together with any other effects, events, changes, occurrences, conditions or states of facts, materially adverse to the financial condition, assets, liabilities, business or results of operations of the Business, taken as a whole; provided, however, that in no event shall an effect, event, change, occurrence, condition or state of fact occurring after the date hereof and resulting from the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred a Material Adverse Effect: (i) any change in interest or exchange rates or in the United States or foreign economies or financial, banking, capital, credit, or securities markets in general; (ii) any economic conditions that generally affect the industries or markets in which Sellers conduct the Business; (iii) any change arising in connection with acts of God, natural or manmade disasters, crises, calamities, emergencies, hurricanes, floods, tornados, tsunamis, earthquakes, epidemics, plagues, pandemics, disease outbreaks or public health events (including, for the avoidance of doubt, COVID-19), the declaration of a national emergency, hostilities, acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism) or military actions or any escalation or material worsening of any of the foregoing; (iv) any change in applicable Laws or accounting rules or the interpretation thereof; (v) any actions required to be taken by Sellers pursuant to this Agreement; (vi) the public announcement of this Agreement, including (1) the initiation of litigation by any Person with respect to this Agreement and (2) the impact of such announcement on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (vii) actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Transactions; (viii) COVID-19 Measures; (ix) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition); or (x) any actions taken (or omitted to be taken) at the request of or with the consent of Buyer; provided, however, that with respect to clauses (i), (ii), (iii) and (iv), such effects, events, changes, occurrences, conditions or states of facts will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other similarly situated businesses or (B) would reasonably be expected to prevent or materially delay Sellers from consummating the Transactions.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Milestone” has the meaning set forth in Section 8.1(d)(ii).

“Multiemployer Plan” means each Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Necessary Consent” has the meaning set forth in Section 1.6.

“Non-Party Affiliates” has the meaning set forth in Section 9.13.

“Notice of Potential Assignment” has the meaning set forth in Section 1.5(c).

“OFAC” has the meaning set forth in the definition of “Sanction”.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the ordinary and usual course of day-to-day operations of the Business, consistent with past practices, other than as a result of COVID-19 Measures.

“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum or articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means any consent, license, permit, certificate, clearance, qualification, franchise, waiver, approval, authorization, certificate, registration, certificate of occupancy or filing issued by, obtained from or made with a Governmental Entity, other than any Intellectual Property.

“Permitted Encumbrance” means (a) any Liens that are expressly permitted by the Sale Order to remain attached to the Transferred Assets following the Closing, (b) any Lien on the Transferred Assets that will be expunged, released or discharged at the Closing by operation of the Sale Order, and (c) licenses, covenants not to sue and similar rights granted with respect to Intellectual Property, in each case, entered into in the Ordinary Course.

“Permitted Post-Closing Encumbrance” means those non-monetary encumbrances, if any, identified on Schedule 1.1(b) hereto.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“Petition Date” means the date that Sellers and their affiliated debtors and debtors in possession commenced the Bankruptcy Proceeding.

“Prepetition Credit Agreements” means, collectively, (i) that certain the Third Amended and Restated First Lien Credit Agreement, dated as of July 1, 2016 (as amended, restated, supplemented or modified and in effect as of the date hereof), among Sequential, as the borrower, certain Subsidiaries of Sequential, as guarantors, Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto and (ii) that certain Third Amended and Restated Credit Agreement, dated as of July 1, 2016 (as amended, restated, supplemented or modified and in effect as of the date hereof), among Sequential, as the borrower, certain Subsidiaries of Sequential, as guarantors, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

“Previously Omitted Contract” has the meaning set forth in Section 1.5(k).

“Previously Omitted Contract Designation” has the meaning set forth in Section 1.5(k).

“Previously Omitted Contract Notice” has the meaning set forth in Section 1.5(l).

“Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Buyer and its Affiliates), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving the acquisition of a material portion of the Transferred Assets or all or substantially all of the Sellers’ assets related to the Business.

“Proposed Allocation Statement” has the meaning set forth in Section 6.4(d)(i).

“Purchase Price” means an aggregate of $333,000,000, comprised of (i) the Cash Consideration, (ii) the Final Debt Consideration and (iii) the Equity Consideration.

“R&W Insurance Policy” means a representation and warranty insurance policy to be issued in the name of Buyer or any of its Affiliates.

“Rejected Contracts Schedule” has the meaning set forth in Section 1.5(c).

“Rejected Identified Contracts” has the meaning set forth in Section 1.5(c).

“Related Person” means, (i) with respect to an individual (A) the family members of such individual, including (1) any individual related by lineal consanguinity to such Person or such Person’s spouse, (2) such Person’s spouse and the spouse of any individual described in clause (1) preceding and (3) all individuals related by lineal consanguinity to any of the individuals described in clause (1) or clause (2) preceding, (B) any Affiliate of such individual or of a member of his family or of a combination of the foregoing and (C) any Person with respect to which he or one or more members of his family serves as a director, officer, partner, executor, or trustee (or in a similar capacity) and (ii) with respect to a Person (other than an individual), (A) an Affiliate of such Person, (B) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in a similar capacity) and (C) any Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity).

“Related to the Business” means primarily related to, owned, leased, licensed, used, held for use or in consignment primarily in connection with the Business as conducted by Sellers prior to the Closing; provided, however, for the avoidance of doubt, that corporate assets of Sellers not dedicated to any particular brand of Sellers, including the GAIAM, SPRI, And1, AVIA, and Swisstech brands, shall be deemed not to be “Related to the Business”.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, placing, disposal, dispersal, leaching or migration into or through the environment (including, without limitation, ambient air, vapor, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the ambient air, vapor, soil, surface water, groundwater or property, and including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substances.

“Representatives” means with respect to a Person, such Person’s officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors and other representatives.

“Royalty Adjustment” means the amount by which the remaining cash payments in respect of royalties under the AVIA and Swisstech agreements with Walmart at the Closing is less than $63,500,000. For the avoidance of doubt, in no event shall the Royalty Adjustment be a negative amount.

“Sale Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction approving and authorizing this Agreement and the Transactions (including, without limitation, approving and authorizing Sellers’ assumption of the Closing Assumed Contracts and Additional Assumed Contracts pursuant to Section 365 of the Bankruptcy Code), which Sale Order shall be in the form attached hereto as Exhibit H to this Agreement, with such changes that are acceptable to Sellers and Buyer in their respective sole discretion (provided that changes to the Sale Order that do not adversely affect the Sellers or Buyer need only be reasonably acceptable to Sellers or Buyer, as applicable).

“Sanction” means any sanction administered or enforced by the United States Government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the Department of State, and the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” has the meaning set forth in Section 3.9(d).

“Sanctioned Persons” has the meaning set forth in Section 3.9(d).

“Securities Act” means the Securities Act of 1933.

“Seller Contracts” means any Contracts to which any Seller is a party.

“Seller Intellectual Property” has the meaning set forth in Section 3.13(a).

“Seller Payee” has the meaning set forth in the definition of “Intracompany Receivables.”

“Seller Payor” has the meaning set forth in the definition of “Intracompany Payables.”

“Seller Portion” means a fraction, the numerator of which is equal to the number of days elapsed in the calendar month in which the Closing occurs on the Closing Date (but not, for the avoidance of doubt, including the Closing Date) and the denominator of which is equal to the total number of days in such calendar month.

“Seller Termination Fee” means an amount equal to $12,987,000 in cash.

“Sellers” has the meaning set forth in the Preamble.

“Sequential” has the meaning set forth in the Preamble.

“Shared Receivables” means any receivables of the Business derived from the calendar month in which the Closing occurs.

“Shortfall Amount” has the meaning set forth in Section 2.2(e).

“Specified Intellectual Property” means the Intellectual Property identified on Schedule 3.13(a) as potentially not being owned by Sellers or potentially not Related to the Business.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Successful Bidder” has the meaning set forth in the Bid Procedures Order.

“Superior Proposal” means a written Proposal that Sequential’s board of directors determines in good faith, after consultation with outside counsel and its financial advisor, (i) is more favorable to the Sellers than the Transactions, taking into account all factors that Sequential’s board of directors deems relevant and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Targeted Spend” means an amount equal to (x) $1,665,000 multiplied by (y) a fraction, the numerator of which is equal to the total number of days elapsed in the calendar year in which the Closing occurs on the Closing Date (but not, for the avoidance of doubt, including the Closing Date) and the denominator of which is equal to 365.

“Tax Returns” means any return, report, declaration, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any and all taxes of any kind, including, without limitation, any charges or other assessments, all income, profits, environmental, capital stock, stamp, gross receipts, windfall profits, premium, value added, severance, property, production, sales, harmonized sales, goods and services, use, occupancy, duty, license, excise, franchise, payroll, unemployment, employment, disability, escheat and unclaimed property, transfer, registration, mortgage, withholding or similar taxes and other taxes, duties or assessments in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability for any items described in cause (a) payable by reason of contract, transferee liability or operation of Law (including Treasury Regulation Section 1.1502-6) or otherwise.

“Term B Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 1, 2016 (as amended, restated, supplemented or modified and in effect as of the date hereof), among Sequential, as the borrower, certain Subsidiaries of Sequential, as guarantors, Wilmington Trust, National Association, as administrative agent and collateral agent, and the lenders party thereto.

“Term B Lenders” means the lenders party to the Term B Credit Agreement.

“Termination Date” has the meaning set forth in Section 8.1(c)(i).

“Theory of Liability” has the meaning set forth in Section 8.3(d).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” means this Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement.

“Transactions” has the meaning set forth in Section 2.3.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer Taxes” has the meaning set forth in Section 6.4.

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Intellectual Property” means the Intellectual Property owned by Sellers that is Related to the Business, including the Intellectual Property listed on Schedule 3.13(a).

“Transferred Permits” has the meaning set forth in Section 1.1(g).